Exhibit 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

BY AND AMONG

XTREME OIL & GAS, INC.,

MASSIVE MEDIA PTY LTD,

STW COMMUNICATIONS GROUP LTD,

RONALD DOWNEY,

DEREK ELLIS,

AND

ANNA-LOUISE VAN ROOYEN

OCTOBER 17, 2013

i

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of this 17th day of October, 2013 by and among Xtreme Oil & Gas, Inc., a Nevada corporation (“Buyer”), Massive Media Pty Ltd, a proprietary limited company organized under the laws of New South Wales, Australia (the “Company”), STW Communications Group Ltd, a public company organized under the laws of New South Wales, Australia (“STW”), Ronald Downey, an individual and resident of the United Kingdom (“Downey”), Derek Ellis, an individual and resident of the United Kingdom (“Ellis”), and Anna-Louise van Rooyen, an individual and resident of Australia (“Rooyen” and collectively with STW, Downey and Ellis, the “Sellers”). Buyer, the Company and the Sellers are sometimes referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the Sellers collectively own all of the issued and outstanding shares of the capital stock of the Company (the “Company Stock”);

WHEREAS, the Sellers desire to sell, transfer and convey to Buyer, and Buyer desires to acquire and purchase from the Sellers, all of the shares of Company Stock pursuant to the terms hereof.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01  Definitions. In addition to the other terms defined throughout this Agreement, the following terms shall have the following meanings when used in this Agreement:

“Action” means any claim, controversy, action, cause of action, suit, litigation, arbitration, investigation, charge, grievance, opposition, interference, audit, assessment, hearing, complaint, demand or other legal proceeding (whether sounding in contract, tort or otherwise, whether civil or criminal and whether brought at law or in equity) that is commenced, brought, conducted, tried or heard by or before, or otherwise involving, any Governmental Authority.

“Affiliate” means, with respect to an entity, any other entity controlling, controlled by or under common control with such entity. As used in this definition, the term “control”, including the correlative terms “controlling”, “controlled by” and “under common control with”, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the introductory paragraph hereof.

“Assets” has the meaning set forth in Section 3.08(a) of this Agreement.

“Australian Accounting Principles” means at any time: (a) the requirements of the Corporations Act about the preparation and contents of financial reports; and (b) generally accepted accounting principles, policies, practices and procedures in Australia.

“Basket” has the meaning set forth in Section 9.03(b) of this Agreement. “BIS” has the meaning set forth in Section 3.11(b) of this Agreement.

“Business” means the businesses conducted and/or proposed to be conducted by the Massive Media Companies as of the Closing Date.

“Business Day” means any day other than a Saturday or a Sunday or a weekday on which banks in the State of New York or Sydney, Australia are authorized or required to be closed.

“Buyer” has the meaning set forth in the introductory paragraph of this Agreement.

“Buyer Fundamental Representations” has the meaning set forth in Section 9.01(a) of this Agreement.

“Buyer Indemnified Person” means Buyer, the Massive Media Companies and their respective Affiliates, and the Representatives, successors and assigns of each of the forgoing Persons.

“Claimant” has the meaning set forth in Section 9.04(a) of this Agreement. “Closing” has the meaning set forth in Section 2.03 of this Agreement. “Closing Date” has the meaning set forth in Section 2.03 of this Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended. “Company” has the meaning set forth in the introductory paragraph of this Agreement. “Company Plan” has the meaning set forth in Section 3.13(a) of this Agreement. “Company Stock” has the meaning set forth in the recitals to this Agreement.

“Compensation” means, with respect to any Person, all salaries, compensation, remuneration, bonuses or benefits of any kind or character whatsoever (including issuances or grants of Equity Interests), made directly or indirectly by any of the Massive Media Companies to or for the benefit of such Person.

“Competitive Business” the business of any Person that is competitive with the Business. “Consolidated Group” has the meaning given in the Tax Act.

“Contemplated Transactions” means the transactions contemplated by this Agreement.

“Contractual Obligation” means, with respect to any Person, any contract, agreement, deed, mortgage, lease, sublease, license, sublicense or other commitment, promise, undertaking, obligation, arrangement, instrument or understanding, whether written or oral, to which or by which such Person is a party or otherwise subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“Corporations Act” means the Corporations Act 2001 (Cth).

“Debt” means, with respect to the Massive Media Companies, (a) all indebtedness of any of the Massive Media Companies for borrowed money, (b) all obligations of any of the Massive Media Companies evidenced by bonds, debentures, notes or similar instruments (including any letter of credit, surety bond, banker’s acceptance or similar reimbursement agreement or obligation), (c) all obligations of any of the Massive Media Companies to pay the deferred purchase price of property or services (excluding trade accounts payable arising in the Ordinary Course of Business) including earn-outs, (d) all obligations of any of the Massive Media Companies under leases required to be capitalized in accordance with applicable Legal Requirements or accounting principles, (e) all obligations of any of the Massive Media Companies under any interest rate, currency, or hedging arrangement, (f) all obligations of any of the Massive Media Companies under any direct or indirect guaranties in respect of, or obligations (contingent or otherwise) of any of the Massive Media Companies to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness for borrowed money or obligations of others of the kinds referred to in clauses (a) through (e) above, and (g) all obligations of the kinds referred to in clauses (a) through (f) above of other Persons secured by any Encumbrance on any of the Assets or properties of any of the Massive Media Companies. For purposes of clarification, indebtedness and obligations of the Massive Media Companies include those that arise from any of the Massive Media Company’s assumption of liability, successor liability, by merger or otherwise.

“Devers Fee” has the meaning set forth in Section 2.04(b)(ii) of this Agreement. “Downey” has the meaning set forth in the introductory paragraph of this Agreement.

“Downey/Ellis Debt” means the amount of debt owed by Downey and Ellis to STW, as set forth on Schedule 1.01(a).

“Downey/Furlong Debt” means the amount of Debt owed by the Company to Downey and Antaine Furlong, as set forth on Schedule 1.02(a).

“Due Date” means the due date with respect to an applicable Tax Return (taking into account valid extensions).

“Ellis” has the meaning set forth in the introductory paragraph of this Agreement.

“Employee Plan” means any plan, program, policy, arrangement or Contractual Obligation, whether or not reduced to writing, and whether covering a single individual or a group of individuals, that is (a) a welfare plan, (b) a pension benefit plan, (c) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity-based plan or (d) any other deferred-compensation, retirement, severance, welfare-benefit, reimbursement, bonus, profit-sharing, superannuation, incentive or fringe-benefit plan, program or arrangement.

“Encumbrance” means any charge, claim, community or other marital property interest, equitable or ownership interest, lien, license, option, pledge, security interest, mortgage, deed of trust, right of way, easement, encroachment, right of first offer or first refusal, buy/sell agreement and any other restriction or covenant with respect to, or condition governing the use, construction, voting (in the case of any security or Equity Interest), transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Laws” means any Legal Requirement relating to (a) releases or threatened releases of Hazardous Substances, (b) pollution or protection of public health or the environment or worker safety or health (including any Health and Safety Laws), or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

“Equity Interest” means, with respect to any Person, (a) any capital stock, partnership or membership interest, unit of participation or other similar interest (however designated) in such Person and (b) any option, warrant, purchase right, conversion right, exchange right or other Contractual Obligation which would entitle any other Person to acquire any such interest in such Person or otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of such Person (including stock appreciation, phantom stock, profit participation or other similar rights).

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Family Member” means, with respect to any individual, (a) such Person’s spouse, (b) each parent, brother, sister or child of such Person or such Person’s spouse, (c) the spouse of any Person described in clause (b) above, (d) each child of any Person described in clauses (a)-(c) above, (e) each trust created for the benefit of one or more of the Persons described in clauses (a)-(d) above and (f) each custodian or guardian of any property of one or more of the Persons described in clauses (a)-(e) above in his or her capacity as such custodian or guardian.

“Financials” has the meaning set forth in Section 3.06(a) of this Agreement.

“Fundamental Representations” has the meaning set forth in Section 9.01(a) of this Agreement.

“General Cap” has the meaning set forth in Section 9.03(a) of this Agreement.

“Governmental Authority” means any federal, state or local or any foreign government, or political subdivision thereof, or any multinational organization or authority, or any other authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, decision, verdict, determination or award made, issued or entered by or with any Governmental Authority.

“GST” has the meaning given in the GST Act.

“GST Act” means the A New Tax System (Goods and Services Tax) Act 1999 (Cth). “GST Law” has the meaning given in the GST Act.

“Hazardous Substance” means any pollutant, petroleum, or any fraction thereof, contaminant or toxic or hazardous material (including toxic mold), substance or waste.

“Health and Safety Laws” means any Legal Requirement which relates to or concerns (whether directly or indirectly) (i) the health or safety of any Person and/or (ii) any occupations, employment, activities, operations, conditions or practices which may have any impact or effect on the health or safety of any Person.

“Indemnified Party” means, with respect to any Indemnity Claim, each Buyer Indemnified Person or Seller Indemnified Person asserting the Indemnity Claim (or on whose behalf the Indemnity Claim is asserted) pursuant to ARTICLE IX of this Agreement, as the case may be.

“Indemnifying Party” means, with respect to any Indemnity Claim, the party or parties against whom such Indemnity Claim may be or has been asserted.

“Indemnity Claim” means a claim for indemnity under ARTICLE IX of this Agreement.

“Intellectual Property” means all domestic and foreign intellectual property rights including all: (a) trademarks and service marks, logos, trade dress, trade names and similar indicators of origin, all applications or registrations pertaining to the foregoing and all goodwill associated therewith; (b) patents, inventions, discoveries, improvements, ideas, know-how, formula methodology, business methods, processes, technology and computer programs, software and databases (including source code, object code, development documentation, programming tools, drawings, user manuals, specifications and data) and all applications or registrations in any jurisdiction pertaining to the foregoing, including all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof; (c) trade secrets, including confidential and other non-public information, and the right in any jurisdiction to limit the use or disclosure thereof; (d) copyrights in writings, designs, or other works, and registrations or applications pertaining thereto; and (e) domain names and registrations or applications for registration.

“Knowledge of the Sellers” and similar formulations mean that one or more of the Sellers (a) has actual knowledge of the fact or other matter at issue or (b) should have had actual knowledge of such fact or other matter assuming diligent inquiry by such Seller and after reasonable investigation of all officers, directors, managers, employees, Representatives, or Persons holding similar positions with any of the Massive Media Companies reasonably expected to have knowledge of such fact or matter.

“Leased Property” has the meaning set forth in Section 3.09 of this Agreement.

“Legal Requirement” means any federal, state or local or any foreign law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any Governmental Order, or any Permit granted under any of the foregoing, or any similar provision having the force or effect of law.

“Liability” means, with respect to any Person, any liability or obligation of such Person whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether directly incurred or consequential, whether due or to become due and whether or not required to be accrued on the financial statements of such Person.

“Liability Policies” has the meaning set forth in Section 3.20 of this Agreement.

“Licensed Software” has the meaning set forth in Section 3.10(e) of this Agreement.

“Liquidated Claim Notice” has the meaning set forth in Section 9.04(a) of this Agreement.

“Losses” has the meaning set forth in Section 9.02(a) of this Agreement. “Massive Media Companies” means the Company and each of its Subsidiaries.

“Massive Media Intellectual Property” has the meaning set forth in Section 3.10(b) of this Agreement.

“Material Adverse Effect” means any event, change, fact, condition, circumstance or occurrence that, when considered either individually or in the aggregate together with all other adverse events, changes, facts, conditions, circumstances or occurrences with respect to which such phrase is used in this Agreement, has had or would reasonably be expected to have a material adverse effect on (a) the business, operations, results of operations, properties, assets, prospects or condition (financial or otherwise) of any of the Massive Media Companies, (b) the reputation of any Massive Media Company, or (c) the ability of the Company and/or the Sellers to consummate the Contemplated Transactions.

“Material Contracts” has the meaning set forth in Section 3.15 of this Agreement. “Material Customers” has the meaning set forth in Section 3.17 of this Agreement. “Material Suppliers” has the meaning set forth in Section 3.17 of this Agreement.

“Most Recent Balance Sheet” has the meaning set forth in Section 3.06(a) of this Agreement.

“Most Recent Balance Sheet Date” has the meaning set forth in Section 3.06(a) of this Agreement.

“OFAC” has the meaning set forth in Section 3.11(b) of this Agreement.

“Ordinary Course of Business” means an action taken by any Person in the normal course of such Person’s business that is consistent with the past customs, policies and practices of such Person.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation or organization and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all by-laws, voting agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Owned Intellectual Property” means all Intellectual Property owned by any of the Massive Media Companies.

“Party(ies)” has the meaning set forth in the introductory paragraph to this Agreement. “PCBs” has the meaning set forth in Section 3.14 of this Agreement.

“Permits” means, with respect to any Person, any license, franchise, permit, consent, approval, right, privilege, certificate or other similar authorization issued by, or otherwise granted by, any Governmental Authority to which or by which such Person is subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“Permitted Encumbrance” means (a) statutory liens for current Taxes not yet due and payable and for which adequate reserves are set forth on the Most Recent Balance Sheet, (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the Ordinary Course of Business, the existence of which would not constitute an event of default under, or breach of, any Contractual Obligation and (c) liens to secure landlords, lessors or renters under leases or rental agreements (to the extent the applicable Person is not in default under such lease or rental agreement).

“Person” means any individual or any corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, Governmental Authority or other entity of any kind.

“Pre-Closing Period” means any taxable period ending on or before the Closing Date.

“Pre-Closing Taxes” means, without duplication, (a) any and all Taxes of or imposed on any of the Massive Media Companies for any and all Pre-Closing Periods, (b) any and all Taxes of a Consolidated Group (or affiliated, consolidated, unitary, combined or similar group under any applicable provision of any other Tax law) of which any of the Massive Media Companies (or any predecessor of any such Person) is or was a member on or prior to the Closing Date, (c) any and all Taxes of or imposed on any of the of the Massive Media Companies as a result of transferee, successor or similar liability (including bulk transfer or similar laws) or pursuant to any law or otherwise, which Taxes relate to an event or transaction (including transactions contemplated by this Agreement) occurring on or before the Closing Date, (d) any and all Taxes of or imposed on Buyer or any of its Affiliates as a result of an inclusion under Section 951(a) of the Code (or any similar provision of state or local law) attributable to (i) “subpart F income,” within the meaning of Section 952 of the Code (or any similar provision of state or local law) received or accrued on or prior to the Closing Date that is related or attributable to any of the Massive Media Companies or (ii) the holding of “United States property,” within the meaning of Section 956 of the Code (or any similar provision of state or local law) on or prior to the Closing Date that is related or attributable to any of the Massive Media Companies, in each case, determined as if the taxable years of each of the Massive Media Companies ended on the Closing Date, (e) any and all withholding Taxes required to be deducted and withheld with respect to payments made by Buyer to the Sellers pursuant to applicable Tax laws in connection with the transactions contemplated pursuant to this Agreement, and (f) any and all amounts required to be paid or be made by any of the Massive Media Companies pursuant to any Tax Sharing Agreement that any of the Massive Media Companies was a party or was obligated under on or prior to the Closing Date, provided, however, that “Pre-Closing Taxes” shall not include Taxes payable to Australian Tax Authorities to the extent such Taxes are specifically included in the Remaining Debt. Notwithstanding anything to the contrary set forth herein, “Pre-Closing Taxes” means the amount of Taxes which would have been payable or paid without taking into account any carryback of any Tax attribute (including any net operating loss carryback) arising in any Tax period ending after the Closing Date.

“Proprietary Software” means material software, databases, applications and programs owned by any of the Massive Media Companies.

“Purchase Price” has the meaning set forth in Section 2.02 of this Agreement.

“Registered Intellectual Property” means all Owned Intellectual Property that is subject to active registrations, currently pending applications for registration, or other active filings with or active issuances by any Governmental Authority.

“R&D Refund” means any amounts attributable to the research and development cash refund provided by the Australian Taxation Office and reflected as “R&D Tax Incentive Receivable” on the Most Recent Balance Sheet.

“Remaining Debt” has the meaning set forth in Section 3.06(f) of this Agreement.

“Representative” means, with respect to any Person, any director, officer, employee, agent, manager, consultant, contractor, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Rooyen” has the meaning set forth in the introductory paragraph of this Agreement. “Rulings” has the meaning set forth in Section 3.12(g) of this Agreement. “Schedules” has the meaning set forth in Section 10.11 of this Agreement.

“Seller Fundamental Representations” has the meaning set forth in Section 9.01(a) of this Agreement.

“Seller Indemnified Person” means each Seller and their respective Affiliates (other than the Massive Media Companies), and the Representatives, successors and assigns of each of the forgoing Persons.

“Seller Representative” has the meaning set forth in Section 10.12(a) of this Agreement.

“Sellers” has the meaning set forth in the introductory paragraph to this Agreement.

“Southport Debt” means the amount of Debt owed by the Company to Buyer or any of its Affiliates, as set forth on Schedule 1.02(b).

“STW” has the meaning set forth in the introductory paragraph of this Agreement.

“STW Debt” means the amount of Debt owed by the Company to STW, as set forth on Schedule 1.01(b).

“Subsidiary” means, with respect to any specified Person, any other Person of which such specified Person, directly or indirectly through one or more Subsidiaries, (a) owns at least 50% of the outstanding Equity Interests entitled to vote generally in the election of the board of directors or similar governing body of such other Person, or (b) has the power to generally direct the business and policies of that other Person, whether by contract or as a general partner, managing member, manager, joint venturer, agent or otherwise.

“Tax” or “Taxes” means all (a) taxes, charges, surcharges, withholdings, fees, levies, imposts, duties and governmental fees or other like assessments or charges of any kind whatsoever in the nature of taxes imposed by any Tax Authority (including those related to income, net income, gross income, receipts, capital, windfall profit, severance, property (real and personal), production, sales, goods and services, use, business and occupation, license, excise, registration, franchise, employment, payroll (including social security contributions), deductions at source, withholding, alternative or add-on minimum, intangibles, ad valorem, transfer, gains, stamp, customs, duties, estimated, transaction, title, capital, paid-up capital, profits, premium, value added, recording, inventory and merchandise, business privilege, federal highway use, commercial rent or environmental tax, and any liability under unclaimed property, escheat, or similar laws), (b) interest, penalties, fines, additions to tax or additional amounts imposed by any Tax Authority in connection with (i) any item described in clause (a) or (ii) the failure to comply with any requirement imposed with respect to any Tax Return, and (c) liability in respect of any items described in clause (a) and/or (b) payable by reason of contract (including any Tax Sharing Agreement), assumption, transferee, successor or similar liability (including bulk sales and similar liability), operation of law or otherwise.

“Tax Act” means the Income Tax Assessment Act 1936 (Cth) and the Income Tax Assessment Act 1997 (Cth) or either of them.

“Tax Authority” means, with respect to any Tax or Tax Return, the Governmental Authority that imposes such Tax or requires a Person to file such Tax Return and the agency (if any) charged with the assessment or collection of such Tax or the administration of such Tax Return, in each case, for such Governmental Authority.

“Tax Return” means any return, declaration, form, report, claim, informational return or statement required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto or amendment thereof.

“Tax Sharing Agreement” means any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar contract or arrangement, whether written or unwritten (including, without limitation, any such agreement, contract or arrangement included in any purchase or sale agreement, merger agreement, joint venture agreement or other document).

“Third Party Claim” has the meaning set forth in Section 9.04(a) of this Agreement.

“Transaction Expenses” has the meaning set forth in Section 6.09 of this Agreement.

“Transaction Payment” means (a) any bonus, severance or other payment or other form of Compensation that is created, accelerated, accrues or becomes payable by any Massive Media Company to any present or former director, stockholder, employee, contractor or consultant thereof, including pursuant to any employment agreement, benefit plan or any other Contractual Obligation, including any Taxes payable on or triggered by any such payment (other than payments described in ARTICLE II of this Agreement) and (b) any other payment, expense or fee that accrues or becomes payable by any Massive Media Company to any Governmental Authority or other Person under any Legal Requirement or Contractual Obligation, including in connection with the making of any filings, the giving of any notices or the obtaining of any consents, authorizations or approvals, in the case of each of (a) and (b), as a result of, or in connection with, the execution and delivery of this Agreement or the consummation of the Contemplated Transactions.

“Unliquidated Claim” has the meaning set forth in Section 9.04(a) of this Agreement.

Section 1.02  Certain Matters of Construction.

(a)           The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

(b)           Section and subsection headings are not to be considered part of this Agreement, are included solely for convenience, are not intended to be full or accurate descriptions of the content of the Sections or subsections of this Agreement and shall not affect the construction hereof.

(c)           Except as otherwise explicitly specified to the contrary herein, (i) the words “hereof,” “herein,” “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular Section or subsection of this Agreement and reference to a particular Section of this Agreement shall include all subsections thereof, (ii) references to a Section, Exhibit, Annex or Schedule mean a Section of, or Exhibit, Annex or Schedule to this Agreement, unless another agreement is specified, (iii) definitions shall be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender shall include each other gender, (iv) the word “including” means including without limitation, (v) any reference to “$” or “dollars” means Australian dollars and (vi) references to a particular statute or regulation include such statute or regulation, all rules and regulations thereunder and any successor statute, rule or regulation, in each case as amended or otherwise modified from time to time.

ARTICLE II
PURCHASE AND SALE OF SHARES

Section 2.01  Purchase and Sale of Shares. At the Closing, and upon the terms and subject to the conditions set forth in this Agreement and applicable Legal Requirements, (a) the Sellers shall sell, transfer and covey to Buyer, and Buyer shall acquire and purchase, all of the Company Stock, free and clear of all Encumbrances (other than those created by Buyer or otherwise arising out of the Contemplated Transactions) and (b) Buyer shall pay and deliver the Purchase Price to the Seller Representative (for the benefit of the Sellers), which shall be paid at the Closing by wire transfer of immediately available funds to an account or accounts designated by the Seller Representative.

Section 2.02  Purchase Price. The aggregate purchase price for the shares of Company Stock shall be equal to: (a) AUD $4,000,000; minus (b) the amount of the Southport Debt (which shall constitute full satisfaction of the Southport Debt) (the “Purchase Price”).

Section 2.03  Closing. The closing (the “Closing”) of the Contemplated Transactions shall take place upon the satisfaction or waiver of the last of the conditions set forth in ARTICLE VII, or at such other time, and in such manner, as the Parties may agree (the actual date on which the Closing takes place being the “Closing Date”). The Closing shall be effective for all purposes as of 12:01 a.m., Sydney, Australia, on the Closing Date.

Section 2.04  Closing Deliverables.

(a)   Closing Deliverables of the Sellers. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Sellers shall deliver, or shall cause the Company to deliver, to Buyer, the following:

(i)           if certificated, stock certificates evidencing the Company Stock being acquired by Buyer pursuant to the terms hereof;

(ii)          completed share transfer forms in favor of the Buyer as transferee dulyexecuted by each registered holder of the Company Stock as transferor;

(iii)         certified copies of the resolutions duly adopted by the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement, the performance of the Contemplated Transactions, accepting the resignations of the outgoing directors, appointing the incoming directors and approving the entry of the Buyer onto the register of members of the Company upon Closing;

(iv)         the written authorizations, consents and approvals listed on Schedule 2.04(a)(iv);

(v)         resignations from each of the individuals listed on Schedule 2.04(a)(v) resigning from any positions held by each such individual on the Board of Directors or as an officer (or equivalent) of any of the Massive Media Companies;

(vi)        certified copies of the Organizational Documents of each of the Massive Media Companies;

(vii)       a certificate, duly executed by the Company and each Seller certifying that the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied; and

(viii)      all other documents, certificates and instruments reasonably requested by Buyer.

(b)   Closing Deliverables of Buyer. Upon the terms and subject to the  conditions set forth in this Agreement, at the Closing, Buyer shall deliver to the Sellers, the following:

(i)           the Purchase Price, to be paid to the Seller Representative pursuant to Section 2.01 hereof;

(ii)          evidence of payment in the amount of AUD $100,000 to Jeff Devers (the “Devers Fee”) in full satisfaction of the introduction fee owed;

(iii)         a certificate, duly executed by Buyer certifying that the conditions set forth in Section 7.01(a) and Section 7.01(b) have been satisfied; and

(iv)        all other documents, certificates and instruments reasonably requested by the Sellers or the Company.

Section 2.05   Withholding. Notwithstanding anything in this Agreement to the contrary, each of Buyer, the Company and their respective Affiliates is entitled to deduct and withhold (or cause to be deducted and withheld) from any amounts payable pursuant to this Agreement such amounts as Buyer determines it (or the Company or any of its Affiliates) is required to deduct and withhold with respect to the making of any such payment under the Code or any applicable provision of state, local or foreign Tax law. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts are to be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING THE
MASSIVE MEDIA COMPANIES

The Company and the Sellers hereby jointly and severally represent and warrant to Buyer that the statements contained in this ARTICLE III are true and correct as of the date hereof and as of the Closing, except as set forth in the Schedules numbered to correspond to the Section of this ARTICLE III to which such exception relates.

Section 3.01  Organization. Each Massive Media Company is duly organized, validly existing and in good standing (in each case in those jurisdictions where the concept applies) under the laws of its jurisdiction of organization. Each Massive Media Company is duly qualified to do business and in good standing (in each case in those jurisdictions where the concept applies) in each jurisdiction in which it owns or leases property or conducts business and is required to be so qualified. Schedule 3.01 sets forth for each Massive Media Company its name and jurisdiction of organization as well as each jurisdiction where Massive Media Company is qualified and/or holds a license to do business.

Section 3.02  Power and Authorization. The Company has the requisite power and authority to execute this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement has been duly and validly authorized by all required action on behalf of the Company. Assuming the due authorization, execution and delivery by Buyer and each of the Sellers, as applicable, this Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or other Legal Requirements relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity).

Section 3.03   Authorization of Governmental Authorities. No notice to, action by (including any authorization by or consent or approval of), or filing with, any Governmental Authority is required by or on behalf of any Massive Media Company for the valid and lawful authorization, execution, delivery and performance by the Company of this Agreement and the consummation of the Contemplated Transactions.

Section 3.04   Noncontravention. Neither the authorization, execution and delivery by the Company of this Agreement nor the consummation of the Contemplated Transactions will:

(a)           conflict with or result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any Legal Requirement applicable to a Massive Media Company or the Business; or

(b)           conflict with or result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or require any action by (including any authorization, consent or approval) or notice to any Person, or require any offer to purchase or prepayment of any Liability under, or result in the creation of any Encumbrance (other than any Encumbrance arising as a result of the Contemplated Transactions) upon or forfeiture of rights under, any of the terms, conditions or provisions of (i) any Permit applicable to or otherwise affecting any Massive Media Company or the Business, (ii) any Contractual Obligation, or (iii) the Organizational Documents of any Massive Media Company.

Section 3.05   Capitalization of the Massive Media Companies.

(a)          The authorized capital stock (or, where applicable, other Equity Interests) of each Massive Media Company is as set forth on Schedule 3.05. All of the outstanding Equity Interests of the Massive Media Companies are held of record and beneficially owned by the Persons in the respective amounts set forth on Schedule 3.05. Except as set forth on Schedule 3.05, none of the Massive Media Companies has any issued or outstanding Equity Interests or holds shares of its capital stock (or other Equity Interests) in treasury. The Sellers have provided, or have caused the Company to provide, to Buyer, accurate and complete copies of the stock ledger (or equivalent records) of each Massive Media Company, which records reflect all issuances, transfers, repurchases and cancellations of shares of capital stock (or other Equity Interests) of each Massive Media Company. All of the outstanding shares of capital stock (or, where applicable, other Equity Interests) of each Massive Media Company have been duly authorized and validly issued in accordance with applicable Legal Requirements and the applicable requirements of such Massive Media Company’s Organizational Documents and are fully paid and non-assessable (to the extent such concepts are applicable under the Legal Requirements applicable to such Massive Media Company).

(b)         No Massive Media Company owns or holds the right to acquire any Equity Interests in any Person that is not set forth on Schedule 3.05 or has any obligation to make any investment in any such Person.

(c)          Other than as disclosed in Schedule 3.05 the Sellers and/or the Company hold the Equity Interests set forth on Schedule 3.05 free and clear of all Encumbrances and (i) there are no preemptive rights or other similar rights in respect of any Equity Interests in any Massive Media Company, (ii) there are no Contractual Obligations relating to the ownership, transfer or voting of any Equity Interests in any Massive Media Company and (iii) except for the Contemplated Transactions, there is no Contractual Obligation that permits or obligates a Massive Media Company or any other Person to purchase, redeem or otherwise acquire, or make any payment (including any dividend or distribution) in respect of, any Equity Interest in any Massive Media Company.

(d)         Immediately following the Closing, Buyer will be the record owner of all of the Equity Interests of the Company, and shall have good and valid title to such Equity Interests, free and clear of all Encumbrances other than Encumbrances imposed by Buyer or that arise pursuant to the Contemplated Transactions.

Section 3.06    Financial Matters.

(a)          Financial Statements. Attached as Schedule 3.06(a) are copies of the  consolidated unaudited balance sheets of the Company as of June 30, 2011, June 30, 2012 and June 30, 2013 (the “Most Recent Balance Sheet” and the date thereof, the “Most Recent Balance Sheet Date”), and the related unaudited statement of income, cash flow and changes in stockholders’ equity of each Massive Media Company for each of such periods (collectively, the “Financials”).

(b)         Compliance with Australian Accounting Principles, etc. The Financials (including any notes thereto) (i) were prepared in accordance with the books and records of the respective Massive Media Companies, (ii) have been prepared in accordance with Australian Accounting Principles, consistently applied and (iii) fairly present in all material respects the financial position of the Massive Media Companies as of the respective dates thereof and the results of the operations of the Massive Media Companies and changes in financial position for the respective periods covered thereby (subject, in the case of the Financials made as of the Most Recent Balance Sheet Date and other interim financial statements, to the absence of footnote disclosures and to normal and recurring year-end adjustments that have not yet been made).

(c)         Absence of Undisclosed Liabilities. As of the date hereof, none of the Massive Media Companies has any Liabilities other than the Liabilities (i) reflected or reserved against on the face of the Most Recent Balance Sheet, (ii) incurred in connection with the Contemplated Transactions or (iii) incurred in the Ordinary Course of Business since the Most Recent Balance Sheet Date.

(d)         Accounts Receivable. All accounts receivable reflected on the Most Recent Balance Sheet and all accounts and notes receivable arising subsequent to the Most Recent Balance Sheet Date and prior to the Closing Date have arisen in the Ordinary Course of Business, represent legal, valid, binding and enforceable obligations owed to the Massive Media Companies and, subject only to recorded reserves set forth on the Most Recent Balance Sheet (which reserves have been calculated consistent with the past custom and practice of the Massive Media Companies), are collectible in the Ordinary Course of Business in the aggregate recorded amounts in accordance with their terms. The Company has not received notice of any contests, claims, counterclaims or setoff relating to the amount or validity of such accounts receivable.

(e)         Banking Facilities. Schedule 3.06(e) sets forth an accurate and complete list of (i) each bank, savings and loan or similar financial institution with which a Massive Media Company has an account or safety deposit box or other similar arrangement, and any numbers or other identifying codes of such accounts, safety deposit boxes or such other arrangements maintained by a Massive Media Company thereat, and (ii) the names of all Persons authorized to draw on any such account or to have access to any such safety deposit box facility or such other arrangement.

(f)          Debt. Schedule 3.06(f) sets out the Debt of the Massive Media Companies, other than the Downey/Furlong Debt, the Southport Debt and the STW Debt (the “Remaining Debt”).

Section 3.07   Absence of Certain Developments. Since January 1, 2011, (i) no event, change, fact, condition or circumstance has occurred or arisen that has had, or could reasonably expected to have, a Material Adverse Effect, and (ii) the Business has operated and been conducted solely in the Ordinary Course of Business and no Massive Media Company has suffered any material Liability, whether or not covered by insurance, with respect to any of its Assets or the Business. Additionally, since December 31, 2012, no Massive Media Company has:

(a)         amended any of the Organizational Documents of the Massive Media Companies;

(b)         transferred, issued, reissued, sold or conveyed, or authorized the transfer, issuance, reissuance, sale or conveyance of any Equity Interests of any of the Massive Media Companies;

(c)         amended, modified, renewed (except for renewals in the Ordinary Course of Business), renegotiated or terminated (except to the extent expired pursuant to its terms) any Material Contract or defaulted in any material respect (or taken or omitted to take any action that, with or without the giving of notice or passage of time or both, would reasonably be expected to constitute a default in any material respect) under any Material Contract, other than the executive agreements set forth on Schedule 3.07;

(d)         except for renewals in the Ordinary Course of Business, amended in any material respect or failed to maintain in full force and effect any of the Liability Policies;

(e)         materially reduced any rates charged in connection with the Business;

(f)          mortgaged, pledged or subjected any Asset to any Encumbrance other than Permitted Encumbrances;

(g)         entered into, materially amended or terminated any employment or severance arrangement with any officer or employee, or changed the job title or made any other material change in the position or job responsibilities of any management employees, other than the executive agreements set forth on Schedule 3.07;

(h)         changed the Compensation of any officer or employee or agreed to pay any bonus or similar payment other than in the Ordinary Course of Business, other than with respect to the executive agreements set forth on Schedule 3.07;

(i)          adopted a plan of liquidation or dissolution or merged or consolidated with, or purchased substantially all or a material portion of the assets of, or otherwise acquired any business of, any Person;

(j)          compromised, waived, or released any right or claim (or series of related rights and claims) involving more than AUD $20,000 in the aggregate;

(k)         delayed or postponed the payment of any accounts payable or other Debt that has resulted in a breach of contractual obligation or violation of law;

(l)          adopted, amended or terminated any Company Plan;

(m)        terminated, amended in any material respect or failed to renew, obtain or preserve any Permits; or

(n)         disposed of or otherwise permitted to lapse any rights to the use of any material Massive Media Intellectual Property.

Section 3.08    Assets.

(a)           Ownership of Assets. Each Massive Media Company has the sole and exclusive right to, good and valid title to, or, in the case of property held under a lease or other Contractual Obligation, a sole and exclusive, enforceable leasehold interest in, or adequate rights to use, all of its material properties, rights and assets, whether real or personal and whether tangible or intangible, including all material assets reflected in the Most Recent Balance Sheet or acquired after the Most Recent Balance Sheet Date, except for such assets that have been sold or otherwise disposed of since the Most Recent Balance Sheet Date in the Ordinary Course of Business (collectively, the “Assets”). None of the Assets are subject to any Encumbrance other than Permitted Encumbrances.

(b)           Sufficiency of Assets. The Assets comprise all of the assets, properties and rights of every type and description, whether real or personal, tangible or intangible, that are used in, or necessary to, the conduct of the Business and are adequate to conduct the Business.

(c)           Condition of Tangible Assets. All Assets of the Massive Media  Companies (i) are in good working order and operating condition and are adequate for the uses to which they are being put (ordinary wear and tear excepted) in accordance with good industry practice, and (ii) have been maintained in all material respects in accordance with good industry practice.

Section 3.09    Real Property.

None of the Massive Media Companies own any real property. Schedule 3.09  lists the street address of each parcel of real property leased or subleased by a Massive Media Company, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease, and the current use of such property (the “Leased Property”). The use and operation of the Leased Property in the conduct of the Business do not violate in any material respect any Legal Requirement, covenant, condition, restriction, easement, license, Permit or Contractual Obligation. There are no Actions pending or, to the Knowledge of the Sellers, threatened, against or affecting the use by a Massive Media Company of any Leased Property. There are no leases, subleases, licenses, concessions or other Contractual Obligations granting to any Person other than a Massive Media Company the right of use or occupancy of the Leased Property or any portion thereof.

Section 3.10    Intellectual Property.

(a)           Schedule 3.10(a) sets forth a true and complete list of all Registered Intellectual Property. All Registered Intellectual Property is valid, subsisting and enforceable.

(b)           A Massive Media Company owns all right, title and interest in and to, or has the valid right to use, all Intellectual Property used by the Massive Media Companies (the “Massive Media Intellectual Property”). The Massive Media Intellectual Property constitutes all of the Intellectual Property rights necessary for the operation of the Business. Neither the Owned Intellectual Property nor the operation of the Business infringes, misappropriates or otherwise violates the Intellectual Property rights of any other Person and, to the Knowledge of the Sellers, no Person is infringing, misappropriating or otherwise violating the Massive Media Intellectual Property. There are no pending or, to the Knowledge of the Sellers, threatened, Actions by any Person against any of the Massive Media Companies alleging that the use of any Intellectual Property by the Massive Media Companies infringes, misappropriates or interferes with the Intellectual Property rights of such Person. Each Massive Media Company is in material compliance with all hosting, internet access and other agreements pertaining to the Massive Media Intellectual Property.

(c)          Schedule 3.10(c) sets forth a correct and complete list of all Proprietary Software. No third party has been granted any right to use any Proprietary Software except pursuant to commercial agreements entered into by the Massive Media Companies in the Ordinary Course of Business. A Massive Media Company owns all right, title and interest in and to all Proprietary Software. All Proprietary Software was developed by employees, contractors or consultants of the Massive Media Companies who have executed enforceable, written agreements assigning all right, title and interest in and to all such Proprietary Software to the Massive Media Companies.

(d)         The Massive Media Companies use commercially available antivirus software with the intention of protecting the Proprietary Software from becoming infected by viruses and other harmful code. The Proprietary Software does not contain any computer code that is designed and has the ability to disrupt, disable, harm, distort or otherwise impede the legitimate operations of such software products by or for any of the Massive Media Companies or the authorized users.

(e)          Schedule 3.10(f) sets forth a correct and complete list of all material software, databases, applications and programs (i) licensed to any of the Massive Media Companies by third parties (other than off-the-shelf shrink-wrap software that is licensed in executable or object code form pursuant to a nonexclusive software license) or (ii) licensed by any of the Massive Media Companies to third parties (the “Licensed Software”).

(f)          Each Massive Media Company has taken commercially reasonable steps to maintain the confidentiality of their respective trade secrets and none of the Massive Media Companies’ trade secrets have been disclosed to any third party, except pursuant to written confidentiality obligations.

(g)         The Massive Media Companies have materially complied with all applicable Legal Requirements, as well as their respective rules, policies and procedures relating to privacy, data protection and the collection, use, storage and disposal of personal information collected, used, or held for use by the Massive Media Companies in the conduct of the Business.

Section 3.11    Legal Compliance; Illegal Payments; Permits.

(a)         No Massive Media Company is, in any material respect, in breach or violation of, and no Massive Media Company has been since January 1, 2011, in any material respect, in breach or violation of, any Legal Requirement applicable to the Business or any of the Massive Media Companies. No Massive Media Company has received notice of any material violation of any Legal Requirement, and no Massive Media Company is in breach or violation of any Governmental Order.

(b)           No Massive Media Company nor any of their customers is currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, United States Department of the Treasury (“OFAC”), and/or the Denied Persons List or Entity List maintained by the Bureau of Industry and Security, United States Department of Commerce (“BIS”). No Massive Media Company, nor any representative of a Massive Media Company acting on behalf of a Massive Media Company, has used any funds to make, directly or indirectly, any contribution, gift, bribe, payoff, kickback or other unlawful payment to any government official or employee in violation of any provision of any applicable anti-corruption Legal Requirements of any country in which any Massive Media Company operates.

(c)           No product sold or service provided by any Massive Media Company in the last three (3) years has been, directly or indirectly, sold to or performed on behalf of, or exported, re-exported or retransferred to, the Republic of Cuba, the Islamic Republic of Iran, the Democratic People’s Republic of Korea (North Korea), the Republic of Sudan, the Syrian Arab Republic, Myanmar (Burma), or any Person identified on the Specially Designated Nationals and Blocked Persons List maintained by OFAC, and/or the Denied Persons List or Entity List maintained by BIS.

(d)           Each Massive Media Company has been duly granted all Permits necessary for the conduct of the Business and the ownership use and operation of its Assets. Schedule 3.11(d) describes each material Permit held by a Massive Media Company or affecting, or relating to, the Business, along with the Governmental Authority responsible for issuing such Permit. The Permits listed on Schedule 3.11(d) are valid and in full force and effect and no Massive Media Company is, in any material respect, in breach or violation of, or default under, any such Permit, and no fact, situation, circumstance, condition or other basis exists which, with notice or lapse of time or both, would constitute a breach, violation or default under such Permit or give any Governmental Authority grounds to suspend, revoke or terminate any such Permit.

Section 3.12    Tax Matters.

(a)          No Massive Media Company is or has ever been a member of a Consolidated Group (or affiliated, consolidated, unitary, combined or similar group under any applicable provision of any other Tax law) and no election has been made to include any Massive Media Company in a Consolidated Group (or affiliated, consolidated, unitary, combined or similar group under any applicable provision of any other Tax law).

(b)          Other than as disclosed in Schedule 3.12(b), all Tax that has become lawfully due and payable by each Massive Media Company has been paid on or before the due date for that payment.

(c)          All amounts required by any law or regulation relating to Tax to be withheld by any Massive Media Company at source have been correctly and timely withheld and accounted for to the proper Tax Authority.

(d)           Each Massive Media Company has filed by the Due Date all Tax Returns and other documents relating to Tax required to be filed with any Tax Authority and (i) all information contained in those documents was complete and accurate in all material respects and not false, misleading or deceptive; and (ii) no dispute exists in relation to any of those documents and, to the Knowledge of the Sellers, no circumstance exists which might give rise to a dispute of this type.

(e)           Other than as disclosed in Schedule 3.12(e), no Massive Media Company has in the five (5) years before the date of this Agreement paid or become liable to pay any penalty, fine or interest under any law or regulation relating to Tax and, to the Knowledge of the Sellers, no circumstance exists that may result in any Massive Media Company becoming liable to pay any penalty, fine or interest of this type.

(f)           No Massive Media Company has, in the five (5) years before the date of this Agreement, been the subject of any investigation or audit by, or in dispute with, any Tax Authority and, to the Knowledge of the Sellers, no investigation, audit or dispute of this type is pending or threatened and no circumstances exist that may result in any investigation, audit or dispute of this type.

(g)           Complete copies of all rulings, advices, consents, advance opinions and clearances from a Tax Authority affecting a Massive Media Company (“Rulings”) have been disclosed to Buyer and (i) all transactions carried into effect in reliance on any Ruling have been implemented in the manner disclosed in the application for the relevant Ruling; and (ii) no Massive Media Company has taken any action which has or might alter or prejudice any arrangement which has been negotiated with a Tax Authority or any Ruling which has previously been obtained from or issued by any Tax Authority.

(h)           Each Massive Media Company has retained (i) copies of all Tax Returns and other documents filed with any Tax Authority; (ii) all records and other documents required by that Massive Media Company to calculate income Tax liabilities, GST liabilities and entitlements, capital gains, capital losses, net capital gains and net capital losses after the Closing Date; and (iii) all other records and other documents required by any law or regulation relating to Tax to be retained by any Massive Media Company for the requisite period.

(i)           Each Massive Media Company has accurately maintained a franking account in accordance with the Tax Act at all relevant times and (i) complete and accurate details of the balance of each franking account and any existing or pending franking debits have been provided to Buyer; (ii) each Massive Media Company franked all dividends in accordance with the benchmark franking rule; and (iii) no Massive Media Company has a franking deficit as of the Closing Date.

(j)           No Massive Media Company has a tainted share capital account or has taken any action that might cause its share capital account to become a tainted share capital account or made any election at any time to untaint its share capital account.

(k)           No Massive Media Company has (i) paid or credited an amount, transferred any property, made any distribution or loan or forgiven any debt which may be deemed to give rise to a dividend under the Tax Act; or (ii) streamed any distribution or non-share dividends for the purposes of Division 204 of the Tax Act.

(l)           No Massive Media Company has paid or credited remuneration or an allowance, gratuity or compensation on retirement to an associated Person in excess of a reasonable amount allowable as a deduction in computing the taxable income of the relevant Massive Media Company as a result of which deductions claimed or claimable by the relevant Massive Media Company may be denied.

(m)           No Massive Media Company has (i) paid or credited an amount on behalf of or for the benefit of an associate, made an advance or loan or loans that may be treated as an amalgamated loan, or forgiven all or part of a debt owed to the relevant Massive Media Company directly or through an interposed entity, in relation to which a dividend may be taken to have been paid or a franking debit may arise under the Tax Act; or (ii) agreed to waive, forgive or otherwise not seek to recover any debt owing by any Person.

(n)           No amount has been waived, released, extinguished, forgiven or otherwise abandoned by any Person in respect of debts owed by any Massive Media Company to any other Person which would give rise to a net forgiven amount.

(o)           There has been no application of a provision of the Tax Act in respect of any asset acquired or deemed to have been acquired by any Massive Media Company before September 20, 1985, which would result in that asset being deemed to have been acquired by any Massive Media Company on or after September 20, 1985 (other than as a result of this Agreement).

(p)           No Massive Media Company has sought capital gains Tax rollover relief under the Tax Act with respect to any asset which it has acquired and owns as of the Closing Date.

(q)           No Massive Media Company has participated in any transaction that could be affected by the exercise of discretionary powers of any Tax Authority, including transactions relating to trading stock, plant and equipment, securities or assets subject to the capital gains Tax provisions of the Tax Act and schemes to which any general anti-avoidance provision of the Tax Act might apply.

(r)           The Massive Media Companies have established on the Financials reserves in accordance with Australian Accounting Principles that, as of the Most Recent Balance Sheet Date, are adequate for the payments of all Taxes not yet due and payable or that are being contested in good faith, and all such reserves are specifically identified on Schedule 3.12(r). Since the Most Recent Balance Sheet Date, none of the Massive Media Companies has incurred any liability for Taxes other than in the Ordinary Course of Business.

(s)           No fact, matter or circumstances exist which has prevented or might prevent any Massive Media Company from obtaining any future income Tax benefit provided for in the Most Recent Balance Sheet. All Tax losses and capital losses recorded in any Tax working papers (whether disclosed in the Most Recent Balance Sheet or not) would be available to a Massive Media Company to use to reduce assessable income or capital gains at the Closing Date if the current Tax year for the relevant Massive Media Company had sufficient income or capital gains for that taxable year.

(t)           No Massive Media Company has made an interposed entity election within the meaning of Schedule 2F of the Tax Act.

(u)           All invoicing and other systems of each Massive Media Company are GST compliant and have at all times since July 1, 2000, operated correctly to capture appropriate GST information as required by the GST Law.

(v)           Each Massive Media Company that is registered for GST purposes is validly registered under the GST Act.

(w)           No Massive Media Company is or has ever been a member of a GST group or a participant in a GST joint venture (within the meaning of the GST Act), and no election has been made to include any Massive Media Company as a member of a GST group or a participant in a GST joint venture.

(x)           Except for any statutory Encumbrance for current Taxes not yet due and payable or for Taxes being contested in good faith in appropriate proceedings and for which adequate reserves have been established on the Financials in accordance with Australian Accounting Principles and which are set forth on Schedule 3.12(x), there are no Encumbrances related or attributable to Taxes encumbering (and, the Knowledge of the Sellers, no Tax Authority has threatened to encumber) any of the assets of any of the Massive Media Companies. There is no Encumbrance related or attributable to Taxes encumbering (and no Tax Authority has threatened to encumber) any of the shares of Company Stock (or other equity interests) in any of the Massive Media Companies.

(y)           No Massive Media Company has waived any statute of limitations for the period of assessment or collection of Taxes or agreed to or requested any extension of time for the period with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired.

(z)           No Massive Media Company (i) is a party to, is bound by, or has any obligation under, any Tax Sharing Agreement, or (ii) has any potential liability or obligation (for Taxes or otherwise) to any Person as a result of, or pursuant to, any such Tax Sharing Agreement.

(aa)         No Massive Media Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period ending after the Closing Date as a result of any: (i) change in method of tax accounting for any period beginning on or prior to the Closing Date; (ii) agreement with a Tax Authority executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid income received or accrued on or prior to the Closing Date; or (v) method of tax accounting that defers the recognition of income from any Pre-Closing Period to any period ending after the Closing Date.

(bb)        No Massive Media Company has or has had taxable presence in any jurisdiction other than jurisdictions for which Tax Returns have been duly filed and Taxes have been duly and timely paid, and no claim has been made by a Tax Authority in a jurisdiction where any Massive Media Company does not file Tax Returns and pay Taxes that any such Massive Media Company is or may be subject to any Tax Return filing requirements or taxation by that jurisdiction.

(cc)        Since the Most Recent Balance Sheet Date, no Massive Media Company has made, revoked or amended any Tax election, changed any annual accounting period, adopted or changed any method of accounting or reversed any accruals (except as required by a change in applicable Legal Requirements or Australian Accounting Principles), filed any amended Tax Returns; signed or entered into any closing agreement or settlement, settled or compromised any claim or assessment of Tax liability, surrendered any right to claim a refund, offset or other reduction in liability, consented to any extension or waiver of the limitations period applicable to any claim or assessment, in each case, with respect to Taxes, or acted or omitted to act where such action or omission to act could reasonably be expected to have the effect of increasing any present or future Tax liability or decreasing any present or future Tax benefit for any of the Massive Media Companies, Buyer, or any of their Affiliates.

Section 3.13    Employee Benefit Plans.

(a)          No employee of a Massive Media Company accrues benefits which are, or will be, determined by reference to a formula based on the employee's length of service and/or superannuation salary under any Company Plan and no promise, assurance or representation has been made to any employee of a Massive Media Company that their accumulation benefits under any Company Plan will at any point in the future equate (approximately or exactly) to or not be less than any particular amount however calculated. For the purposes of this Section 3.12, “Company Plan” means each superannuation fund or equivalent arrangement to which a Massive Media Company contributes, or is required to contribute, in respect of any employee or any consultant engaged by the Massive Media Company.

(b)         Complete and accurate details of each of the following have been disclosed to Buyer in Schedule 3.13(a):

(i)          the name and superannuation fund number of each Company Plan; and

(ii)         in respect of each Company Plan: (A) the identity of each employee and each other person in respect of whom each Massive Media Company makes contributions to that Company Plan; and (B) the level of contributions which that Massive Media Company is obliged to make or has voluntarily committed to make in respect of each of those persons.

(c)         Each Massive Media Company:

(i)          has complied with the Superannuation Guarantee (Administration) Act 1992;

(ii)           has made when due all contributions to each Company Plan that the relevant Massive Media Company is obliged to make or has voluntarily committed to make;

(iii)           has not increased the amount of the contributions to any Company Plan that the relevant Massive Media Company is obliged to make or has voluntarily committed to make; and

(iv)           has made all superannuation contributions required to avoid any liability for a superannuation guarantee charge under the Superannuation Guarantee Charge Act 1992.

(d)           With respect to each Company Plan that is subject to Legal Requirements of a jurisdiction outside Australia, all contributions required to be made to or in connection with each such plan have been made.

(e)           No Massive Media Company has made or is obligated to make any Transaction Payment in connection with this Agreement or the Contemplated Transactions.

Section 3.14   Environmental Matters. Except as set forth on Schedule 3.14, (a) each Massive Media Company is, and has been, in compliance in all material respects with all Environmental Laws; (b) no Massive Media Company has been sued under any Environmental Law or received from any Person any notice of potential liability under any Environmental Laws; (c) to the Knowledge of the Sellers, there has been no release or threatened release into the environment of any Hazardous Substance on, upon, into or from any site currently or formerly owned, leased or otherwise operated or used by a Massive Media Company, and no Person has been exposed to any Hazardous Substance by any Massive Media Company which release or exposure could result in any material Liability to a Massive Media Company; (d) to the Knowledge of the Sellers, there have been no Hazardous Substances generated, treated, stored, disposed of, or used by any Massive Media Company that have been disposed of, treated, stored, released at any site; (e) there are no hazardous wastes or toxic substances as defined or regulated by any Environmental Laws, which are generated, treated, stored, disposed of, manufactured or used at, and there are no underground storage tanks located on, any site owned or operated by a Massive Media Company; (f) no polychlorinated biphenyls (“PCBs”) are located on, and no PCB-containing equipment is used or stored on, any site owned or operated by a Massive Media Company, except for any such generation, treatment, storage, disposal, manufacture, use, presence, or operation which is materially in compliance with Environmental Laws; and (g) the Sellers have delivered, or have caused the Company to deliver, to Buyer, accurate and complete copies of all material environmental records, reports, notifications, certificates of need, Permits, pending Permit applications, correspondence, engineering studies, and environmental studies or assessments for each Massive Media Company.

Section 3.15   Material Contracts.Schedule 3.15 lists all Contractual Obligations (other than Company Plans) that a Massive Media Company is party to that is material to the operation of the Business (the “Material Contracts”), including:

(a)         any consulting agreement, employment agreement or other similar agreement or Contractual Obligation that provides for annual base Compensation exceeding AUD $75,000 per year or which cannot be terminated by a Massive Media Company without penalty or liability;

(b)         any collective bargaining agreement or similar arrangement or Contractual Obligation with any labor union and any such agreements currently in negotiation or proposed;

(c)         any Contractual Obligation, or group of Contractual Obligations relating to the same specific project, for capital expenditures or the acquisition of fixed assets, in excess of AUD $50,000;

(d)         any Contractual Obligation that limits the freedom of any Massive Media Company to compete in any line of business, to compete within any geographic area or that restricts any Massive Media Company’s ability to solicit or hire any person as an employee or to solicit business from any Person;

(e)          any Contractual Obligation that provides any customer of a Massive Media Company with pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to other customers of any Massive Media Company, including any agreement containing “most favored nation” provisions;

(f)          any Contractual Obligation that is a settlement, conciliation or similar agreement with respect to any Action or with any Governmental Authority;

(g)         any Contractual Obligation relating to the acquisition or disposition of any business, real property or other material Assets;

(h)         any joint venture, partnership, or other Contractual Obligation involving a sharing of profits, losses, costs or liabilities by any Massive Media Company with any other Person, including employees;

(i)          any Contractual Obligation relating to Debt of the Massive Media Companies that is outstanding as of the Closing Date;

(j)          any Contractual Obligation with respect to Licensed Software;

(k)         any Contractual Obligation with respect to any Leased Property;

(l)          any Contractual Obligation with (i) any Material Customer or (ii) Material Supplier;

(m)        any Contractual Obligation granting any Person an Encumbrance on all or any material portion of the Assets of any of the Massive Media Companies, other than Permitted Encumbrances and Encumbrances which are being released at the Closing; and

(n)         any other Contractual Obligation not otherwise described above that is material to any of the Massive Media Companies or the operation of the Business.

The Sellers have delivered, or have caused the Company to deliver, to Buyer, accurate and complete copies of all Material Contracts (or forms of agreements representative of all Material Contracts) and have provided, or have caused the Company to provide, a summary of the material terms of each oral Material Contract. Each Material Contract is in full force and effect and represents a valid and binding obligation of the Massive Media Company party thereto and, to the Knowledge of the Sellers, as to the other parties thereto, is enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or other Legal Requirements relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity). There is no material default or breach of any Material Contract by any Massive Media Company or, to the Knowledge of the Sellers, any other party thereto, and no event has occurred which with the passage of time or the giving of notice or both would result in a material default or breach by a Massive Media Company under any Material Contract.

Section 3.16   Related Party Transactions. No holder of Equity Interests of any Massive Media Company or Affiliate of any holder of Equity Interests of any Massive Media Company and no officer or director (or equivalent) of any Massive Media Company (or, to the Knowledge of the Sellers, any Family Member of any such Person who is an individual or any entity in which any such Person or any such Family Member thereof owns an interest): (a) has any interest in any Asset owned or leased by any Massive Media Company or used in connection with the Business or (b) has engaged in any transaction, arrangement or understanding with any Massive Media Company (other than Compensation provided to officers and directors (or equivalent) in the Ordinary Course of Business, as outlined in the executive agreements set forth on Schedule 3.07). There are no loans between any Massive Media Company and any Seller.

Section 3.17  Customers and Suppliers. Schedule 3.17 sets forth a complete and accurate list of (a) the ten (10) largest customers (the “Material Customers”) of the Massive Media Companies (measured by aggregate billings) during the fiscal year ended December 31, 2012 and (b) the ten (10) largest suppliers and vendors (the “Material Suppliers”) of the Massive Media Companies (based on dollar volume of purchase) during the fiscal year ended December 31, 2012. No Material Customer or Material Supplier has cancelled, terminated or otherwise materially altered its relationship with any of the Massive Media Companies (including any material reduction in the rate or amount of sales or purchases or material increase in the prices charged or paid, as the case may be) or notified a Massive Media Company of any intention to do any of the foregoing. To the Knowledge of the Sellers, there will be no material change in the relationships of the Massive Media Companies with the Material Customers and/or Material Suppliers as a result of the Contemplated Transactions.

Section 3.18   Labor Matters.

(a)         Schedule 3.18(a) contains a true and complete list of all employees of the Massive Media Companies consisting of the following information: name, job title or position, work location, Compensation.

(b)         Each employee of the Massive Media Companies is employed at will and may terminate his or her employment or be terminated from such employment at any time for any or no reason, in the case of non-executive employees, upon thirty (30) days’ notice or such other notice required by applicable law, and in the case of executive employees, as stated in such executive employee’s employment contract. Furthermore, each employee of the Massive Media Companies (i) is legally authorized to work in the jurisdiction where such employee is employed, and (ii) has satisfied all pre-employment screening requirements of the Massive Media Companies.

(c)         No employee of any Massive Media Company is party to any noncompetition agreement or similar Contractual Obligation of any kind that (i) prohibits or otherwise limits in any material way (or purports to prohibit or limit in any material way) any employee from performing his or her duties with respect to the Business, (ii) restricts or limits in any way the scope or type of work in which he or she may be engaged, or (iii) requires him or her to transfer, assign or disclose information concerning his or her work on behalf of the Massive Media Companies to any third party.

(d)         No employee of any Massive Media Company is entitled to any severance, change of control, or other similar payment as the result of, in connection with, or otherwise arising out of the consummation of the Contemplated Transactions.

(e)         In the past six (6) years: (i) no Massive Media Company has been a party to or bound by any collective bargaining agreement or similar Contractual Obligation or understanding with any labor organization, employee association or other similar organization with respect to any employee of a Massive Media Company; (ii) there have not been any unfair labor practice charges or complaints, arbitrations, grievances, or other labor disputes brought or, to the Knowledge of the Sellers, threatened against any Massive Media Company before any Governmental Authority; (iii) there has not been any strike, labor dispute, corporate campaign, slowdown, work stoppage, interruption of work, picketing, leafleting, boycott or lockout threatened against or affecting any Massive Media Company; (iv) to the Knowledge of the Sellers, there has not been any union organizing activities involving or affecting any employees of any Massive Media Company; (v) no labor union or labor organization has been certified as a bargaining agent or representative for any employees of any Massive Media Company and no written notice has been received by any Massive Media Company from any labor union or labor organization stating that it has been (or demanding or requesting that it be) designated or otherwise recognized as the bargaining agent or representative for any such employees; and (vi) no representation proceeding or petition seeking a representation proceeding has been filed with respect to any employee of any Massive Media Company, and no Massive Media Company has negotiated, or been asked to negotiate, any collective bargaining agreement or other agreement or understanding with any labor organization or labor union with respect to any employee.

(f)          There are no, and since January 1, 2011 there have not been, any Actions involving any applicant for employment, any current employee or any former employee of any Massive Media Company, or any class of the foregoing, brought before any Governmental Authority, nor, to the Knowledge of the Sellers, are any threatened as of the date hereof. Since January 1, 2011, the Massive Media Companies have complied in all material respects with all applicable labor and employment Legal Requirements, including any provisions thereof relating to wages, hours, immigration, termination pay, offers of employment, termination of employment, employment practices, terms and conditions of employment, Compensation, worker classification, leaves of absence, labor or employee relations, equal employment opportunity, fair employment practices, whistle-blowing, retaliation, employee safety or health, vacation pay, fringe benefits, collective bargaining, and the payment and/or accrual of the same and all Taxes, insurance and all other costs and expenses applicable thereto, and no Massive Media Company is liable for any arrearage, or any Taxes, costs or penalties for failure to comply with any of the foregoing.

(g)         No Massive Media Company has received any written or verbal notice from any Governmental Authority seeking to conduct an inspection, investigation, audit, compliance review or other inquiry with respect to or involving the employees of any Massive Media Company and no such investigation, audit or inquiry is in progress.

Section 3.19    Litigation; Governmental Orders.

(a)           Litigation. There is no Action to which a Massive Media Company is a party (either as plaintiff or defendant) or to which any of its Assets are subject that is pending or, to the Knowledge of the Sellers, threatened as of the date hereof, and there are no facts or circumstances that would provide a basis for any of the foregoing. As of the date hereof, there is no Action which a Massive Media Company presently intends to initiate.

(b)           Governmental Orders. No Governmental Order has been issued that is currently applicable to any Massive Media Company or their respective Assets or the Business as of the date hereof.

Section 3.20   Insurance. Schedule 3.20 sets forth each insurance policy by which any Massive Media Company, or any of their respective Assets, employees, officers or directors (or equivalent), or the Business are currently insured (the “Liability  Policies”), including the type of policy, form of coverage, policy number, expiration date and name of insurer. The Sellers have delivered, or have caused the Company to deliver, to Buyer, accurate and complete copies of all Liability Policies, in each case, as amended or otherwise modified as of the date hereof. Schedule 3.20 describes any self-insurance arrangements affecting any of the Massive Media Companies. The Massive Media Companies maintain and have maintained with commercial insurers insurance with respect to their Assets, employees and the Business, in such amounts and against such losses and risks as is required under the terms of any applicable Contractual Obligations or Legal Requirements. Since January 1, 2011, no insurer has questioned, denied or disputed coverage of any claim pending under any Liability Policy or, to the Knowledge of the Sellers, threatened to cancel any Liability Policy. To the Knowledge of the Sellers, no insurer plans to materially increase the premiums for, or materially alter the coverage under, any Liability Policy.

Section 3.21   Books and Records. The books of account, minute books, and other business records of the Massive Media Companies, all of which have been provided to Buyer, are complete and accurate in all material respects and have been maintained in accordance with sound business practices and applicable Legal Requirements. The minute books of the Massive Media Companies contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders or other holders of Equity Interests, the Boards of Directors (or equivalent) and committees of the Boards of Directors (or equivalent) of the Massive Media Companies. At the Closing, all of such books and records will be in the possession of the Massive Media Companies.

Section 3.22   No Brokers. No Massive Media Company has any Liability of any kind to, or is subject to any claim of, any broker, finder or agent in connection with the Contemplated Transactions.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING THE SELLERS

The Sellers hereby severally and not jointly represent and warrant to Buyer that the statements contained in this ARTICLE IV are true and correct as of the date hereof and as of the Closing, except as set forth in the Schedules numbered to correspond to the Section of this ARTICLE IV to which such exception relates.

Section 4.01    Organization, Authority and Capacity; Binding Effect.

(a)           To the extent such Seller is an entity, such Seller is duly organized, validly existing and in good standing (in each case in those jurisdictions where the concept applies) under the laws of its jurisdiction of organization.

(b)           To the extent such Seller is an entity, such Seller has the requisite power and authority to execute this Agreement and to perform its obligations hereunder. To the extent such Seller is an individual, such Seller has the capacity to execute this Agreement and to perform his obligations hereunder.

(c)           This Agreement has been duly and validly executed and delivered by such Seller and, assuming that this Agreement has been duly authorized, executed and delivered by Buyer, the Company and the other Sellers, as applicable, constitutes the valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or other Legal Requirements relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity).

Section 4.02   Authorization of Governmental Authorities. No notice to, action by (including any authorization by or consent or approval of), or filing with, any Governmental Authority is required by or on behalf of such Seller for, or in connection with, the valid and lawful authorization, execution, delivery and performance by such Seller of this Agreement and the consummation of the Contemplated Transactions.

Section 4.03   Litigation; Governmental Orders. There are no Actions pending or, to the knowledge of such Seller, threatened, nor is such Seller subject to any judgment, Governmental Order, arbitration award, temporary or permanent injunction or similar decree of any Governmental Authority, nor is there any basis for any of the foregoing, in all such cases, that (a) challenge or could reasonably be expected to challenge the validity or enforceability of such Seller’s obligations under this Agreement or (b) seek to prevent, delay or otherwise would reasonably be expected to adversely affect the consummation by such Seller of the Contemplated Transactions (including any rescission thereof).

Section 4.04   Noncontravention. The authorization, execution and delivery by such Seller of this Agreement and the performance by such Seller of the Contemplated Transactions does not and will not:

(a)          conflict with or result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any Legal Requirement applicable to such Seller; or

(b)          conflict with or result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or require any action by (including any authorization, consent or approval) or notice to any Person, or require any offer to purchase or prepayment of any Liability , result in any payment becoming due under, or result in the creation of any Encumbrance (other than any Encumbrance arising as a result of the Contemplated Transactions) upon or forfeiture of any of the rights, properties or assets of such Seller under, any of the terms, conditions or provisions of (i) any Permit applicable to such Seller, (ii) any Contractual Obligation to which such Seller is a party or (iii) the Organizational Documents of such Seller, as applicable.

Section 4.05   Ownership of Company Stock.

(a)           Other than Encumbrances being released in connection with Closing pursuant to the terms hereof, each Seller owns the number of Company Stock set forth opposite such Seller’s name on Schedule 3.05, which are held by such Seller free and clear of all Encumbrances other than Permitted Encumbrances.

(b)           Except pursuant to any applicable Legal Requirements, (i) there are nopreemptive rights or other similar rights in respect of any shares of Company Stock held by such Seller, (ii) there are no Contractual Obligations to which such Seller is a party relating to, the ownership, transfer or voting of any shares of Company Stock held by such Seller, or otherwise affecting the rights of such Seller, and (iii) except for the Contemplated Transactions, there is no Contractual Obligation to which such Seller is a party that permits or obligates any Person to purchase, redeem or otherwise acquire, the shares of Company Stock held by such Seller.

Section 4.06  Brokers’ Fees. Except as set forth on Schedule 4.06, such Seller has no Liability of any kind to, or is subject to any claim of, any broker, finder or agent in connection with the Contemplated Transactions.

ARTICLE V
REPRESENTATIONS AND WARRANTIES REGARDING BUYER

Buyer hereby represents and warrants to the Sellers that the statements contained in this ARTICLE V are true and correct as of the date hereof and as of the Closing, except as set forth in the Schedules numbered to correspond to the Section of this ARTICLE V to which such exception relates.

Section 5.01   Organization. Buyer is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

Section 5.02Power and Authorization. Buyer has the requisite power and authority to execute this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement has been duly and validly authorized by all required action on behalf of Buyer. Assuming the due authorization, execution and delivery by each of the other Parties hereto, as applicable, this Agreement constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or other Legal Requirements relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity).

Section 5.03   Authorization of Governmental Authorities. No notice to, action by (including any authorization by or consent or approval of), or filing with, any Governmental Authority is required by or on behalf of Buyer for, or in connection with, the valid and lawful authorization, execution, delivery and performance by Buyer of this Agreement and the consummation of the Contemplated Transactions.

Section 5.04   Noncontravention. The authorization, execution and delivery by Buyer of this Agreement and the performance by Buyer of the Contemplated Transactions does not and will not:

(a)           conflict with or result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any Legal Requirement applicable to Buyer; or

(b)           conflict with or result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or require any action by (including any authorization, consent or approval) or notice to any Person, or require any offer to purchase or prepayment of any Liability, result in any payment becoming due under, or result in the creation of any Encumbrance (other than any Encumbrance arising as a result of the Contemplated Transactions) upon or forfeiture of any of the rights, properties or assets of Buyer under, any of the terms, conditions or provisions of (i) any Permit applicable to Buyer, (ii) any Contractual Obligation to which Buyer is a party, or (iii) the Organizational Documents of either Buyer.

Section 5.05   Litigation; Governmental Orders. There are no Actions pending or, to the knowledge of Buyer, threatened, nor is Buyer subject to any judgment, Governmental Order, arbitration award, temporary or permanent injunction or similar decree of any Governmental Authority, nor is there any basis for any of the foregoing, in all such cases, that (a) challenge or could reasonably be expected to challenge the validity or enforceability of Buyer’s obligations under this Agreement or (b) seek to prevent, delay or otherwise would reasonably be expected to adversely affect the consummation by Buyer of the Contemplated Transactions (including any rescission thereof).

Section 5.06   No Brokers. Except for the Devers Fee, Buyer has no Liability of any kind to any broker, finder or agent with respect to the Contemplated Transactions.

Section 5.07   No Additional Representations or Warranties by the Sellers. Buyer acknowledges and agrees that none of the Sellers or the Massive Media Companies, or their respective Representatives, makes any express or implied representations or warranties as to future revenue, profitability or success of the Massive Media Companies.

Section 5.08   Intangible Assets. In addition to section 5.07, Buyer represents and warrants it has conducted sufficient due diligence to satisfy itself as to the carrying value of all intangible assets, including without limitation the IPTV intangible assets on the Massive Media Pty Ltd balance sheet.

Section 5.09   Most Favored Treatment. Buyer represents and warrants that each Seller shall be treated by the Buyer no less favorably than any other Seller under this Agreement with respect to payment for their shares of Company Stock.

ARTICLE VI
COVENANTS OF THE PARTIES

Section 6.01   Conduct of the Business. From the date hereof until the Closing, unless Buyer shall have consented otherwise in writing, the Massive Media Companies shall, and the Sellers shall cause the Massive Media Companies to, (i) carry on the Business in the Ordinary Course of Business, (ii) preserve intact the Business, (iii) use commercially reasonable efforts to preserve the business relationships of the Business, including the customers, suppliers and others having business dealings with the Massive Media Companies, and (iv) maintain the Assets of the Business in good condition consistent with past practice and good industry practice. Without limiting the generality of the foregoing, from the date hereof until the Closing, except as otherwise provided for by this Agreement or consented to in writing by Buyer, the Massive Media Companies shall not, and the Sellers shall cause the Massive Media Companies not to (a) take any of the actions described in Section 3.07(a) - Section 3.07(n) of this Agreement or (b) take any actions, or refrain from taking any actions, in each case that would result, or would reasonably be expected to result, in a breach of any of the representations and warranties set forth in ARTICLE III and/or ARTICLE IV of this Agreement.

Section 6.02   Access to Information. Between the date hereof and the Closing Date, the Massive Media Companies shall provide, and the Sellers shall cause the Massive Media Companies to provide, Buyer, and Buyer’s Affiliates and Representatives, (a) with reasonable access during normal business hours and upon reasonable prior notice to the acilities, properties, employees, customers, suppliers, books and records (including Tax Returns and related documentation) and Contractual Obligations of the Massive Media Companies and (b) with all information concerning the operations, properties and personnel of the Massive Media Companies, including financial and operating data and management reports, in each case as reasonably requested by Buyer, or Buyer’s Affiliates and Representatives.

Section 6.03  Approvals and Consents. Each Party acknowledges and agrees to use reasonable best efforts to make all filings with, provide notices to, obtain all consents, waivers, approvals, authorizations, exemptions and Permits, including (a) those to be made with, provided to, or obtained from, any Governmental Authority and (b) those to be made with, provided to, or obtained from, any party to any Contractual Obligation, that is required or reasonably appropriate, in connection with the consummation of the Contemplated Transactions.

Section 6.04    Notification of Certain Events.

(a)         From the date hereof until the Closing, the Company shall, and the Sellers shall cause the Company to, promptly notify Buyer in writing of:

(i)          any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty set forth in ARTICLE III or ARTICLE IV not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii)         any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Contemplated Transactions; and

(iii)        the receipt of any notice or other communication from any Governmental Authority in connection with the Contemplated Transactions.

(b)         Buyer’s receipt of information pursuant to this Section 6.04 shall not  operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company or any Seller in this Agreement and shall not be deemed to amend or supplement any of the Schedules to this Agreement.Exclusivity. From and after the date hereof until the Closing, none of the Sellers nor their respective Affiliates (including the Massive Media Companies) and Representatives shall directly or indirectly solicit, encourage, or initiate any offer or proposal from, or engage in any discussions or negotiations with, or enter into any agreement with, or provide any information to, any Person other than Buyer and Buyer’s Affiliates and Representatives, concerning any transaction involving the sale of all or any portion of the Equity Interests (whether through the sale of equity securities, merger or otherwise) or Assets of any of the Massive Media Companies or the Business. The Seller Representative shall notify Buyer in writing if any of the Sellers, the Massive Media Companies or any of their respective Affiliates or Representatives are contacted in any way by any Person other than Buyer or Buyer’s Affiliates and Representatives concerning any transactions involving the sale of all or any portion of the Equity Interests (whether through the sale of equity securities, merger or otherwise) or Assets of any of the Massive Media Companies or the Business and shall disclose to Buyer the nature of such contact, including the terms of any offer or proposal.

Section 6.06   Further Assurances. From and after the Closing Date, upon the request of any Party hereto, each other Party shall do, execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances and other instruments and papers as may be reasonably required or appropriate to carry out the Contemplated Transactions.

Section 6.07   Confidential Information. Each Seller agrees (a) to refrain from, either alone or in conjunction with any other Person, or directly or indirectly through its Affiliates or Representatives, disclosing to any Person or using for any purpose, any confidential, proprietary or secret information relating to Buyer or Buyer’s Affiliates and (b) to refrain from, either alone or in conjunction with any other Person, or directly or indirectly through its Affiliates or Representatives, disclosing to any Person or using for any purpose, any confidential, proprietary or secret information relating to any of the Massive Media Companies or the Business, provided, that the foregoing shall not apply to any confidential, proprietary or secret information (i) required to be disclosed under applicable Legal Requirements or (ii) required to be disclosed by a Seller in connection with such Seller’s service as an officer, director, consultant or employee of any of the Massive Media Companies. For purposes of this Section 6.07, “confidential, proprietary or secret information” means any confidential or proprietary information, including all client data, financial data, marketing information, Tax Returns, Intellectual Property, business policies, procedures, techniques, business plans and related documents, customer or client lists, Contractual Obligations, projections, pricing information, any data on or relating to past, present and prospective customers or clients, and any and all other materials and information relating to or dealing with business operations or activities, but in any event does not include any information (x) that is or becomes generally available to the public (other than as a result of a breach of this Section 6.07) or (y) becomes available to the Sellers or their respective Affiliates (other than the Massive Media Companies) and Representatives from a third party after the Closing not known to the Sellers to be in breach of a confidentiality agreement or any legal, fiduciary or other obligation restricting the disclosure of such information.

Section 6.08   Public Announcements. No Party shall, nor shall any of their respective Affiliates or Representatives, without the approval of the other Parties hereto, issue any press releases or otherwise make any public statements with respect to the Contemplated Transactions, except as may be required by applicable Legal Requirements; provided that each of the Parties and their respective Affiliates and Representatives may upon prior written notice and consultation with the other Parties (a) make internal announcements to their respective employees regarding the Contemplated Transactions and (b) provide general information about the subject matter of this Agreement (including the Purchase Price, other financial terms and indemnification provisions) to their respective investors and in connection with their or their Affiliates’ fund raising activities.

Section 6.09   Expenses and Payments. All investment banking, legal fees and other expenses incurred in connection with the Contemplated Transactions (collectively, the “Transaction Expenses”) shall (a) to the extent incurred by the Sellers or any of the Massive Media Companies prior to the Closing, be paid by the Sellers and (b) to the extent incurred by Buyer, be paid by Buyer.

Section 6.10    Restrictive Covenants. [Intentionally Deleted.]

Section 6.11    Certain Tax Matters. [Intentionally Deleted.]

Section 6.12   STW Debt. At Closing, Buyer shall cause the Company to pay to STW the full amount of STW Debt by wire transfer of immediately available funds to an account designated by STW in full satisfaction thereof.

Section 6.13   Downey/Ellis Debt. Sellers agree that, at Closing, the amount of the Downey/Ellis Debt will be repaid to STW out of the proceeds that would have otherwise been payable to Downey and Ellis pursuant to the terms hereof, in respect of their shares of Company Stock, by wire transfer of immediately available funds to an account designated by STW. Upon receipt of payment in full satisfaction of the Downey/Ellis Debt, STW shall immediately release (or cause to be released) all Encumbrances on the shares of Company Stock held by Downey and Ellis.

Section 6.14   Downey/Furlong Debt. Buyer and the Sellers agree that the Downey/Furlong Debt will remain with the Company and will not be repaid by the Sellers or the Company at or prior to Closing; provided, that as soon as practicable following receipt of the R&D Refund after the Closing, Buyer shall cause the Company to repay the Downey/Furlong Debt solely from the proceeds of the R&D Refund, in full satisfaction thereof, whether or not the proceeds of the R&D Refund are sufficient to pay the Downey/Furlong Debt in full.

Section 6.15   Conduct of Business with respect to Taxes. During the period from the date hereof to the Closing Date:

(i)           none of the Massive Media Companies shall, without the consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), make, revoke or amend any Tax election; change any annual accounting period; adopt or change any method of accounting or reverse any accruals (except as required by a change in Legal Requirements or Australian Accounting Principles); file any amended Tax Returns; sign or enter into any closing agreement or settlement agreement with respect to any, or compromise any, claim or assessment of Tax liability; surrender any right to claim a refund, offset or other reduction in liability; consent to any extension or waiver of the limitations period applicable to any claim or assessment, in each case, with respect to Taxes; or act or omit to act where such action or omission to act could reasonably be expected to have the effect of increasing any present or future Tax liability or decreasing any present or future Tax benefit for any of the Massive Media Companies, Buyer, or any of their Affiliates.; and

(ii)         each of the Massive Media Companies shall: (A) timely file all Tax Returns required to be filed by it and all such Tax Returns shall be prepared in a manner consistent with past practice, (b) timely pay all Taxes due and payable; and (B) promptly notify Buyer of any income, franchise or similar (or other material) Tax claim, investigation or audit pending against or with respect to any of the Massive Media Companies in respect of any Tax matters (or any significant developments with respect to ongoing Tax matters), including material Tax liabilities and material Tax refund claims.

ARTICLE VII
CONDITIONS TO CLOSING

Section 7.01   Conditions to the Obligations of the Sellers and the Company. The obligations of the Sellers and the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions as of the Closing:

(a)          Representations and Warranties. Each of the representations and warranties of Buyer set forth in this Agreement and any certificate or other instrument delivered by Buyer in connection herewith shall be true and correct in all material respects as of the date of this Agreement and as of the Closing (except for those representations and warranties, expressly required to be made as of a particular date, which shall be true and correct as of such date and except for those representations and warranties that contain material adverse effect or other materiality qualifications, which shall be true and correct in all respects);

(b)          Performance of Covenants and Agreements. Buyer shall have performed in all material respects each of the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing;

(c)          Governmental Consents. The Parties shall have received the consents, waivers, Permits, authorizations and approvals of, as applicable, all necessary Governmental Authorities to consummate the Contemplated Transactions;

(d)         Actions and Proceedings. No Action before any Governmental Authority shall be pending, enacted or enforced wherein an unfavorable judgment, decree or order would prevent the performance of this Agreement or the consummation of any of the Contemplated Transactions, declare unlawful any of the Contemplated Transactions or cause such transactions to be rescinded; and

(e)          Closing Deliverables. The Sellers shall have received each of the deliverables set forth in Section 2.04(b), as applicable.

Section 7.02   Conditions to the Obligations of Buyer . The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions as of the Closing:

(a)          Representations and Warranties. Each of the representations and warranties of the Sellers and the Company set forth in this Agreement and any certificate or other instrument delivered by any Seller and/or the Company in connection herewith shall be true and correct in all material respects as of the date of this Agreement and as of the Closing (except for those representations and warranties, expressly required to be made as of a particular date, which shall be true and correct as of such date and except for those representations and warranties that contain Material Adverse Effect or other materiality qualifications, which shall be true and correct in all respects);

(b)         Performance of Covenants and Agreements. Each Seller and the Company shall have performed in all material respects each of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;

(c)         Governmental Consents. The Parties shall have received the consents, waivers, Permits, authorizations and approvals of, as applicable, all necessary Governmental Authorities to consummate the Contemplated Transactions;

(d)         Actions and Proceedings. No Action before any Governmental Authority shall be pending, enacted or enforced wherein an unfavorable judgment, decree or order would prevent the performance of this Agreement or the consummation of any of the Contemplated Transactions, declare unlawful any of the Contemplated Transactions or cause such transactions to be rescinded;

(e)         Closing Deliverables. Buyer shall have received each of the deliverables set forth in Section 2.04(a), as applicable; and

(f)          Absence of Material Adverse Effect. There shall not have been or occurred any event, change, occurrence or circumstance after the date hereof and prior to the Closing that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or would reasonably be expected to have a Material Adverse Effect.

ARTICLE VIII
TERMINATION

Section 8.01    Termination. This Agreement may be terminated at any time prior to the Closing:

(a)         by the mutual written consent of the Seller Representative and Buyer;

(b)         by Buyer in the event that any Seller or the Company materially breaches any covenant, representation or warranty contained in this Agreement and such breach is not waived by Buyer;

(c)         by the Seller Representative in the event that Buyer materially breaches any covenant, representation or warranty contained in this Agreement and such breach is not waived by the Seller Representative;

(d)         by either the Seller Representative or Buyer if the Closing has not occurred by December 31, 2013; provided that neither the Seller Representative nor Buyer shall be entitled to terminate this Agreement pursuant to this Section 8.01(d) if (i) any breach by any Seller or the Company of this Agreement (in the case of termination by the Seller Representative) or (ii) any breach by Buyer (in the case of termination by Buyer) has prevented the consummation of the transactions contemplated hereby.

Section 8.02   Effect of Termination. In the event of termination of this Agreement by either the Seller Representative or South as provided above, the provisions of this Agreement shall immediately become void and of no further force and effect (other than Section 6.07, Section 6.09, this Section 8.01 and ARTICLE X, which shall each survive the termination of this Agreement); provided, however, that unless this Agreement has been terminated pursuant to Section 8.01(a) hereof, termination of this Agreement shall not relieve a breaching Party (whether or not it is the terminating Party) from any Liability to any other Party arising from or related to its breach of any of the representations, warranties, covenants or agreements contained herein.

ARTICLE IX
SURVIVAL AND INDEMNIFICATION

Section 9.01    Survival.

(a)         Representations and warranties set forth in (i) Section 3.01 (Organization), Section 3.02   (Power and Authorization), Section 3.03 (Authorization of Governmental Authorities), Section 3.04 (Noncontravention), Section 3.05 (Capitalization), Section 3.08(a), (Assets), Section 3.22 (No Brokers) and (ii) ARTICLE IV of this Agreement (collectively, the “Seller Fundamental Representations”) and (iii) ARTICLE V of this Agreement (collectively, the “Buyer Fundamental Representations” and collectively with the Seller Fundamental Representations, the “Fundamental Representations”) shall survive the Closing and continue indefinitely.

(b)         Representations and warranties set forth in Section 3.12 (Tax Matters), Section 3.13 (Employee Benefit Plans) and Section 3.14 (Environmental Matters) shall survive the Closing and continue in full force and effect through the date that is sixty (60) days following the expiration of the applicable statute of limitations (taking into account all applicable extensions).

(c)         All other representations and warranties set forth in this Agreement and not described in Section 9.01(a) and Section 9.01(b) above shall survive the Closing and continue in full force and effect until eighteen (18) months following the Closing Date.

(d)         Covenants and agreements that, by their express terms survive for a period expressly set forth herein shall survive for such period; all other covenants and agreements hereunder shall survive the Closing and continue in full force and effect indefinitely.

Section 9.02    Indemnification.

(a)          Indemnification by the Sellers.

(i)          Subject to the terms and conditions of this Agreement, from and after the Closing, the Sellers shall jointly and severally indemnify, defend and hold harmless each Buyer Indemnified Person from and against and in respect of all losses, liabilities, obligations, damages, deficiencies, Taxes, actions, suits, proceedings, demands, assessments, orders judgments, fines, penalties, interest, costs and expenses (including the reasonable fees, disbursements and expenses of attorneys) (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) (collectively, “Losses”) that such Buyer Indemnified Person shall incur, suffer, sustain or become subject to, arising from, based on or resulting from (A) any breach of, or inaccuracy in, the representations and warranties of the Sellers and/or the Company made in ARTICLE III of this Agreement or any certificate delivered by or on behalf of the Sellers or the Company in connection herewith (in each case without regard to any materiality qualifications contained in any such representation or warranty), (B) any breach of or non-fulfillment of any agreement or covenant of any of the Massive Media Companies, the Sellers or the Seller Representative in this Agreement, (C) any and all Pre-Closing Taxes, (D) any Debt other than the Remaining Debt specifically set forth of Schedule 3.06(f), to the extent not paid at or prior to the Closing, and (E) any Transaction Expenses incurred by the Sellers or any of the Massive Media Companies prior to Closing.

(ii)         Subject to the terms and conditions of this Agreement, from and after the Closing, each Seller shall severally and not jointly indemnify, defend and hold harmless each Buyer Indemnified Person from and against and in respect of all Losses that such Buyer Indemnified Person shall incur, suffer, sustain or become subject to, arising from, based on or resulting from any breach of, or inaccuracy in, the representations and warranties made by such Seller in ARTICLE IV of this Agreement (in each case without regard to any materiality qualifications contained in any such representation or warranty).

(b)         Indemnification by Buyer. Subject to the terms and conditions of this Agreement, from and after the Closing, Buyer shall indemnify, defend and hold harmless each Seller Indemnified Person from and against and in respect of all Losses that such Seller Indemnified Person shall incur, suffer, sustain or become subject to, arising from, based on or resulting from (i) any breach of, or inaccuracy in, the representations and warranties of Buyer made in ARTICLE V of this Agreement or any certificate delivered by or on behalf of Buyer in connection herewith (in each case without regard to any materiality qualifications contained in any such representation or warranty) and (ii) any breach of or non-fulfillment of any agreement or covenant of Buyer in this Agreement.

Section 9.03   Limits on Indemnification.

(a)         Subject to the exceptions set forth in Section 9.03(c) below, the aggregate liability of the Sellers, in their capacities as Indemnifying Parties, to indemnify the Buyer Indemnified Persons from and against any Losses pursuant to Section 9.02(a)(i)A shall not exceed $500,000 (the “General Cap”).

(b)         Subject to the exceptions set forth in Section 9.03(c) below, the Sellers, in their capacities as Indemnifying Parties, will have no obligation to indemnify the Buyer Indemnified Persons for any Losses pursuant to Section 9.02(a)(i)A, from and against any Losses unless and until the Buyer Indemnified Persons shall first have suffered aggregate Losses in excess of $50,000 (the “Basket”), in which case the Sellers shall be liable for all Losses (subject to any application of the General Cap pursuant to this Section 9.03).

(c)          The General Cap and the Basket shall be inapplicable to, and shall in no way limit or impair: (i) the right of any Party to pursue any rights, remedies or claims based on fraud, and (ii) the right to indemnification for Losses arising from, based on or resulting from (A) breaches of or inaccuracies in any Fundamental Representations, and (B) breaches of or inaccuracies in any of the representations or warranties set forth in Section 3.12 (Tax Matters).

Section 9.04    Procedures for Indemnification. The procedure for indemnification shall be as follows:

(a)           If a claim for indemnification is brought pursuant to the terms of this Agreement, the Indemnified Party claiming indemnification (the “Claimant”) shall give written notice to the Indemnifying Party of any claim, whether between the Parties or involving a third party (a “Third Party Claim”), promptly after receiving notice or becoming aware thereof, and such notice shall specify in reasonable detail (i) the factual basis for such claim, (ii) a copy of all papers served with respect to such claim (if any), (iii) the amount of the claim, and (iv) the basis of the Claimant’s request for indemnification under this Agreement; provided, however, that any delay or failure by the Claimant in giving such notice shall not relieve the Indemnifying Party of its obligations under this Agreement except and only to the extent that the Indemnifying Party is actually and materially damaged by such delay. If the matter to which a claim relates shall not have been resolved as of the date of the claim notice, the Claimant shall estimate the amount of the claim in the notice (which estimate shall not be conclusive of the final amount of such Claim) and specify therein that the claim has not yet been liquidated (an “Unliquidated Claim”). If a Claimant gives a notice for an Unliquidated Claim, the Claimant shall also give a second notice (the “Liquidated Claim Notice”) within sixty (60) days after the matter giving rise to the claim becomes finally resolved, and the Liquidated Claim Notice shall specify the amount of the claim.

(b)           If the notice from the Claimant delivered pursuant to Section 9.04(a) above pertains solely to a breach of representation, warranty, covenant or agreement contained in this Agreement or other similar demand for direct indemnification pursuant to this Agreement, then the Indemnifying Party shall have forty five (45) calendar days following receipt of the Claimant’s notice (and, in the case of an Unliquidated Claim, forty five (45) calendar days following receipt of the Liquidated Claim Notice) to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. If the Claimant and the Indemnifying Party agree at or prior to the expiration of said forty five (45) day period (or any mutually agreed upon extension thereof) on the validity and amount of such claim (or such other amount agreed to by the applicable Parties), the Indemnifying Party shall promptly thereafter pay to the Claimant the full amount of the claim, subject to the terms and conditions in this ARTICLE IX. Otherwise, the applicable Parties shall have such rights as may be available to them under this Agreement and applicable Legal Requirements.

(c)           If the notice from the Claimant delivered pursuant to Section 9.04(a) above pertains to a Third Party Claim, then, the Indemnifying Party shall have sixty (60) calendar days following receipt of the Claimant’s notice (and, in the case of an Unliquidated Claim, sixty (60) calendar days following receipt of the Liquidated Claim Notice) to (i) make such investigation of the claim or demand as the Indemnifying Party deems reasonably necessary or desirable and (ii) notify the Claimant in writing of whether or not the Indemnifying Party desires to defend the Claimant against such claim or demand. During such sixty (60) day period, or until such earlier time as the Claimant receives notice that the Indemnifying Party desires to defend such claim, the Claimant shall make such filings, including motions for continuance (and answers if a motion for continuance has not been granted), as may be necessary to preserve the Parties’ positions and rights with respect to such claim or demand; provided, however, that any delay or failure by the Claimant to do so shall not relieve the Indemnifying Party of its obligations under this Agreement except and only to the extent that the Indemnifying Party is actually and materially damaged by such delay or failure.

(d)           If the Indemnifying Party acknowledges in writing its obligation to provide indemnification hereunder if such Third Party Claim is ultimately successful, the Indemnifying Party may elect to defend the Claimant against such Third Party Claim, and then the Indemnifying Party shall have the sole power to direct and control such defense. Upon confirmation by the Indemnifying Party of its obligation to provide indemnification if such Third Party Claim is ultimately successful and of its desire to assume the defense to such claim or demand on the terms set forth above, the Indemnifying Party shall not be liable to the Claimant for any legal fees and expenses subsequently incurred by the Claimant, subject to reimbursement for reasonable actual out-of-pocket expenses incurred by the Claimant as the result of a request for cooperation or assistance by the Indemnifying Party; provided, however, that if, in the reasonable opinion of counsel to the Claimant, there exists a conflict of interest between the Indemnifying Party and the Claimant, the Claimant shall be entitled to engage its own counsel and reasonable attorney’s fees of such counsel shall be borne by the Indemnifying Party. If the Claimant desires to participate in, but not control, any such defense, it may do so at its sole cost and expense. The Indemnifying Party shall notify the Claimant promptly following any determination by the Indemnifying Party that the tendered claim or demand is not subject to indemnification pursuant to ARTICLE IX; provided, however, that the Indemnifying Party agrees that up through the time of any such notification, it shall use its good faith and reasonable efforts to protect and preserve any rights of the Claimant with respect to such claim or demand.

(e)           If the Indemnifying Party does not acknowledge its obligation to provide indemnification hereunder or elects not to defend the Claimant against such Third Party Claim, the Claimant shall have the right to defend the claim or demand through appropriate proceedings and shall have the sole power to direct and control such defense. Such defense shall be at the Claimant’s sole cost and expense; provided, however, that the Indemnifying Party shall reimburse the Claimant for all reasonable actual out-of-pocket costs and expenses incurred by the Claimant (including reasonable attorneys’ fees) in connection with such defense if it is ultimately determined that the Claimant is entitled to indemnification from the Indemnifying Party for such Third Party Claim pursuant to the terms hereof.

(f)           In connection with any Third Party Claim subject to the procedures set forth in this Section 9.04(d), (i) the Claimant shall not settle, compromise, discharge or otherwise admit to any liability for any claim or demand for which indemnification may be sought under this Agreement, without the prior written consent of the Indemnifying Party and (ii) the Indemnifying Party shall not settle, compromise, discharge or otherwise admit to any liability for any claim or demand that requires any action of the Claimant including for the payment of money (unless the Indemnifying Party agrees in writing to be liable for such payments) without the prior written consent of the Claimant (it being acknowledged and agreed that any such settlement, compromise, discharge or admission may be rejected by the Claimant in its sole discretion if such settlement, compromise, discharge or admission (1) does not fully release the Claimant as part of such settlement, compromise, discharge or admission or (2) imposes any obligation or restriction upon the Claimant other than the payment of obligations that the Indemnifying Party agrees in writing to assume).

Section 9.05   Adjustments to the Purchase Price. Buyer and the Sellers agree to treat any amounts payable after the Closing by the Sellers to Buyer (or by Buyer to the Sellers) pursuant to this Agreement as an adjustment to the Purchase Price, unless a final determination by the appropriate Tax Authority or court causes any such payment not to be treated as an adjustment to the Purchase Price for Tax purposes.

Section 9.06   Additional Provisions Regarding Indemnification. Notwithstanding any other provision of this ARTICLE IX, the right to indemnification pursuant to this ARTICLE IX is subject to the following limitations:

(a)           IN NO EVENT WILL ANY PARTY BE LIABLE UNDER THIS AGREEMENT (FOR INDEMNIFICATION) TO ANY OTHER PARTY OR OTHER PERSON FOR ANY EXEMPLARY, SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL, REMOTE, SPECULATIVE, CONSEQUENTIAL, OR DAMAGES FOR LOST PROFITS IN CONNECTION WITH ANY LOSSES, EXCEPT WHERE SUCH DAMAGES ARE RECEIVED BY AN UNAFFILIATED THIRD PARTY FROM AN INDEMNIFIED PARTY IN CONNECTION WITH LOSSES INDEMNIFIED HEREUNDER. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, LOSSES MAY INCLUDE DIMINUTION IN VALUE OF THE MASSIVE MEDIA COMPANIES, THEIR RESPECTIVE ASSETS AND/OR ANY EQUITY INTERESTS DIRECTLY OR INDIRECTLY HELD IN ANY OF THE MASSIVE MEDIA COMPANIES.

(b)           No Party may bring a claim for indemnification pursuant to this ARTICLE IX to the extent notice of such claim is received after the expiration of the survival periods set forth in Section 9.01 with respect to the subject matter of such claim.

ARTICLE X
MISCELLANEOUS

Section 10.01 Entire Agreement. This Agreement, together with the Schedules, contain the sole and entire agreements among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous discussions, understandings, negotiations and agreements (whether written or oral) among the Parties or between any of them with respect to the subject matter of this Agreement.

Section 10.02 Successors and Assigns; Assignment; No Third-Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Parties. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable by (a) the Sellers without the prior written consent of Buyer, or (b) Buyer without the prior written consent of the Seller Representative; provided, however, that Buyer may assign its rights under this Agreement (i) to an Affiliate, or (ii) as collateral security to any lender or lenders (including any agent for such lender or lenders) or to any assignee or assignees thereof. Nothing in this Agreement shall confer upon any Person not a party to this Agreement any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, except that the Indemnified Parties shall be the third-party beneficiaries of the indemnification rights in ARTICLE IX hereof.

Section 10.03 Amendments. This Agreement may be amended, modified or superseded, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the Parties, in the case of a waiver, by or on behalf of the Party waiving compliance. The failure of any Party at any time or times to require performance of any provisions hereof will in no manner affect the right at a later time to enforce the same. No waiver by any Party of any condition, or of any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, will be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation or warranty.

Section 10.04 Notices. Unless otherwise provided herein, all notices, requests, consents, approvals, demands and other communications to be given hereunder will be in writing and will be deemed given upon (a) confirmation of receipt of a facsimile transmission, (b) confirmed delivery by a reputable overnight carrier or when delivered by hand, or (c) actual receipt, addressed to the respective Parties listed below at the following addresses (or such other address for a Party hereto as will be specified by like notice):

If to Buyer, to:

Southport Lane
350 Madison Avenue, 21st Floor
New York, NY 10017
Attention: Jeffrey Leach
Facsimile: (212) 729-1147

with a copy (which shall not constitute notice) to:

Reed Smith LLP
599 Lexington Avenue
New York, NY 10022
Attention: Bill Haddad, Esq.
Facsimile: (212) 521-5450

If to the Sellers or the Company prior to the Closing, to:

Attention: Ronald Downey
32 Rocks Lane
London SW13 0DB
United Kingdom

And to:

STW Communications Group Ltd
Level 6, 72 Christie Street
St Leonards NSW 2065
Australia
Attention: Chief Financial Officer
Facsimile: +61 2 9373 6399

Section 10.05 Governing Law. This Agreement will be governed by, and construed in accordance with, the internal laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflict of laws.

Section 10.06 Severability. In the event any of the provisions hereof are held to be invalid or unenforceable under applicable Legal Requirements, the remaining provisions hereof will not be affected thereby. In such event, the Parties hereto agree and consent that such provisions and this Agreement will be modified and reformed so as to effect the original intent of the Parties as closely as possible with respect to those provisions which were held to be invalid or unenforceable.

Section 10.07 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which will constitute one agreement. Execution and delivery of this Agreement by exchange of facsimile or other electronically transmitted counterparts bearing the signature of a Party shall be equally as effective as delivery of a manually executed counterpart of such Party.

Section 10.08 Jurisdiction; Venue. Each of the Parties, by its execution hereof, (i) hereby agrees that all Actions arising out of or relating to this Agreement exclusively be heard and determined in any state or federal court sitting in New York, New York having subject matter jurisdiction and the Parties hereby irrevocably submit to the exclusive jurisdiction of such courts in any such Action and irrevocably waive the defense of an inconvenient forum to the maintenance of any such Action, (ii) hereby waives to the extent not prohibited by applicable Legal Requirements, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other Action in any other court other than one of the above-named courts or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (iii) hereby agrees not to commence any such Action other than before one of the above-named courts. Notwithstanding the previous sentence a Party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing a Governmental Order issued by one of the above-named courts.

Section 10.09 Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, each of the Parties agrees that, without posting a bond or other undertaking, the other Parties will be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Action instituted in any court of competent jurisdiction having jurisdiction over the Parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Each Party further agrees that, in the event of any Action for specific performance in respect of such breach or violation, it will not assert that the defense that a remedy at law would be adequate.

Section 10.10 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY IN ANY ACTION WHATSOEVER BETWEEN OR AMONG THEM RELATING TO THIS AGREEMENT AND THAT SUCH ACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 10.11 Disclosure Schedules. Information set forth in the schedules to this Agreement (the “Schedules”) shall modify, supplement, qualify or limit the representations made in ARTICLE III, ARTICLE IV and ARTICLE V, respectively. The Section number headings in the Schedules correspond to the Section numbers in this Agreement; provided that any information disclosed in any Section of the Schedules shall be deemed to be disclosed and incorporated into any other Section of the Schedules to the extent the information is disclosed with such reasonable specificity that its applicability to such other Section of the Schedules is reasonably apparent on the face of the disclosure.

Section 10.12 Seller Representative.

(a)          Downey is hereby irrevocably appointed as representative, agent and attorney-in-fact (the “Seller Representative”) for each Seller (i) to give and receive notices and communications relating to the transactions and other matters contemplated by this Agreement, (ii) to make decisions on behalf of the Sellers with respect to the transactions and other matters contemplated by this Agreement, including (A) indemnification claims, (B) amendments to this Agreement, (iii) to receive or make payment of funds and expenses, (iv) to engage attorneys, accountants and other agents at the expense of the Sellers, and (v) to take such other actions that are necessary as reasonably determined by the Seller Representative to consummate the Contemplated Transactions. Notwithstanding the foregoing, Downey hereby agrees that, in his capacity as Seller Representative, no action will be taken without the prior consent of STW.

(b)           Each Seller agrees that the provisions of this Section 10.12 are independent and severable, are irrevocable and coupled with an interest, and shall be enforceable notwithstanding any rights or remedies that any Seller may have in connection with the Contemplated Transactions.

(c)           A decision, act, consent or instruction of the Seller Representative relating to this Agreement or the Contemplated Transactions shall constitute a decision for all the Sellers, and shall be final, binding and conclusive upon the Sellers, and Buyer and Buyer’s Affiliates and Representatives may rely upon any such decision, act, consent or instruction of the Seller Representative as being the decision, act, consent or instruction of every Seller and Buyer nor any of Buyer’s respective Affiliates and Representatives shall have any liability to any Seller as a result of such reliance.

(d)           Notwithstanding anything in this Agreement to the contrary, nothing in this Section 10.12 shall release any Seller or from their obligations to any of the other Parties set forth in this Agreement.

(e)           Except in the case of fraud, each Seller hereby agrees to indemnify and hold harmless the Seller Representative against such Seller’s pro rata portion of all expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Seller Representative in connection with any Action to which the Seller Representative is made a party by reason of the fact that it is or was acting as the Seller Representative pursuant to the terms of this Agreement.

Section 10.13 Release. Effective as of the Closing, each Seller hereby unconditionally and irrevocably acquits, remises, discharges and forever releases the Massive Media Companies, and their present and former respective Affiliates and Representatives from any and all claims, rights, causes of action, protests, suits disputes controversies, orders, obligations, debts, demands, proceedings, promises, losses, liabilities, deficiencies, penalties, fines, costs, expenses fees or damages of any kind, including those arising under any Legal Requirement, agreement, arrangement, commitment or undertaking, or other Contractual Obligation, whether written or oral to the extent arising on or prior to the consummation of the transactions contemplated hereby. Notwithstanding the foregoing, this Section 10.13 shall not apply to or otherwise limit, relieve, restrict or affect any indemnification or other rights that any Party may have pursuant to the terms of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the undersigned has executed this Stock Purchase Agreement as of the date first above written.

XTREME OIL & GAS, INC.

By:	/s/ Nicholas DeVito
Name:	Nicholas DeVito
Title:	CEO & Chairman

MASSIVE MEDIA PTY LTD

By:
Name:
Title:

STW COMMUNICATIONS GROUP LTD

By:
Name:
Title:

Ronald Downey

Derek Ellis

Anna-Louise van Rooyen

Signature Page to Stock Purchase Agreement

IN WITNESS WHEREOF, each of the undersigned has executed this Stock Purchase Agreement as of the date first above written.

XTREME OIL & GAS, INC.

By:
Name:
Title:

MASSIVE MEDIA PTY LTD

By:	/s/ Antaine Furlong
Name:	Antaine Furlong
Title:	CFO

STW COMMUNICATIONS GROUP LTD

By:
Name:
Title:

/s/ Ronald Downey
Ronald Downey

Derek Ellis

Anna-Louise van Rooyen

Signature Page to Stock Purchase Agreement

IN WITNESS WHEREOF, each of the undersigned has executed this Stock Purchase Agreement as of the date first above written.

XTREME OIL & GAS, INC.

By:
Name:
Title:

MASSIVE MEDIA PTY LTD

By:
Name:
Title:

STW COMMUNICATIONS GROUP LTD

By:	/s/ Mike Connaghman
Name:	Mike Connaghman
Title:	Managing Director

Ronald Downey

Derek Ellis

Anna-Louise van Rooyen

Signature Page to Stock Purchase Agreement

IN WITNESS WHEREOF, each of the undersigned has executed this Stock Purchase Agreement as of the date first above written.

XTREME OIL & GAS, INC.

By:
Name:
Title:

MASSIVE MEDIA PTY LTD

By:
Name:
Title:

STW COMMUNICATIONS GROUP LTD

By:
Name:
Title:

Ronald Downey

/s/ Derek Ellis
Derek Ellis

Anna-Louise van Rooyen

Signature Page to Stock Purchase Agreement

IN WITNESS WHEREOF, each of the undersigned has executed this Stock Purchase Agreement as of the date first above written.

XTREME OIL & GAS, INC.

By:
Name:
Title:

MASSIVE MEDIA PTY LTD

By:
Name:
Title:

STW COMMUNICATIONS GROUP LTD

By:
Name:
Title:

Ronald Downey

Derek Ellis

/s/ Anna-Louise van Rooyen
Anna-Louise van Rooyen

Signature Page to Stock Purchase Agreement